SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JACOBS ENGINEERING GROUP INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2003
Annual Meeting of Shareholders

Proxy Statement
Annual Financial Statements and
Review of Operations

JACOBS ENGINEERING GROUP INC.
1111 South Arroyo Parkway
Pasadena, California 91105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

TO OUR SHAREHOLDERS

The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 11, 2003, at 3:30 p.m. at 1111 South Arroyo Parkway, Pasadena, California, for the following purposes:

1.	To elect four directors to hold office until the 2006 annual meeting;

2.	To approve an amendment to the Company’s 1999 Stock Incentive Plan, increasing the number of authorized shares by 1,600,000;

3.	To approve the appointment of Ernst & Young LLP as auditors for the year ending September 30, 2003; and

4.	To act upon such other matters as may properly come before the meeting.

The shareholders of record at the close of business on January 6, 2003, will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 10, 2003. The stock transfer books will not close.

By Order of the Board of Directors

WILLIAM C. MARKLEY, III
Senior Vice President, General Counsel and
Secretary

Dated: January 6, 2003

You are urged to date, sign, and return promptly the enclosed proxy in the envelope provided.

PLEASE NOTE THE ADDRESS WHERE THE ANNUAL MEETING WILL BE HELD

JACOBS ENGINEERING GROUP INC.
1111 South Arroyo Parkway
Pasadena, California 91105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on February 11, 2003, and any adjournment thereof. The expenses of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by providing written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by attending the meeting and electing to vote in person.

The holders of common stock of record at the close of business on January 6, 2003, the record date fixed by the Board of Directors (the “Record Date”), will be entitled to one vote per share on all business of the meeting. This Proxy Statement and the accompanying proxy are being mailed on or about January 10, 2003, to the shareholders of record on the Record Date. As of the Record Date the Company had 54,805,884 shares of common stock outstanding.

In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and John W. Prosser, Jr. as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choices specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under “1. Election of Directors.” Where no choice is specified, the shares of common stock will be voted FOR the Amendment to the 1999 Stock Incentive Plan, as described below under “2. Approval of the Amendment to the 1999 Stock Incentive Plan,” and FOR the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 2003, as described below under “3. Approval of Ernst & Young LLP as Auditors.” The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Directors are elected by a plurality, and the four nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

To be adopted, Proposals 2 and 3 in this Proxy Statement must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions have the effect of negative votes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below; and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners (a)

Name and Address	Amount and Nature of Ownership		Percent of Class
Joseph J. Jacobs	4,158,817	(b)	7.59%
1111 South Arroyo Parkway
Pasadena, California 91105
FMR Corp.	5,205,158		9.57%
82 Devonshire Street
Boston, Massachusetts 02109

(a)
Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934, as amended, and information made known to the Company.

(b)
Dr. Jacobs has sole voting and dispositive power over all shares except 1,355,000 shares that are owned by the Jacobs Center for Non-profit Innovation and the Jacobs Family Foundation as to which he shares voting and dispositive power.

Security Ownership of Directors, Nominees and Named Executive Officers

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned(a)		Unexercised Options(b)	Total		Percent of Class(c)
Outside Directors:
Peter H. Dailey	7,000		19,000	26,000		*
Robert C. Davidson, Jr.	2,000		2,500	4,500		*
Robert B. Gwyn	5,000	(d)	15,000	20,000	(d)	*
Linda K. Jacobs	218,390		11,000	229,390		0.42%
James Clayburn LaForce	8,250		19,000	27,250		*
Dale R. Laurance	5,000		17,000	22,000		*
Linda Fayne Levinson	3,000		9,000	12,000		*
Benjamin F. Montoya	2,000		2,500	4,500		*
David M. Petrone	35,700		6,300	42,000		*
James L. Rainey, Jr.	5,900	(f)	16,500	22,400	(f)	*

Nominees for Outside Director:
Joseph R. Bronson	—		—	—		*
Thomas M.T. Niles	—		—	—		*

Named Executive Officers:
Noel G. Watson	515,646		202,500	718,146		1.31%
Joseph J. Jacobs	4,158,817	(e)	—	4,158,817	(e)	7.59%
Thomas R. Hammond	40,619		211,900	252,519		0.46%
Richard J. Slater	91,732		63,100	154,832		0.28%
Craig L. Martin	36,903		156,500	193,403		0.35%
All directors and executive officers as a group	5,621,365		1,215,400	6,836,765		12.47%

*	Less than 0.1%
(a)	Ownership is direct unless indicated otherwise.
(b)	Includes only unexercised options exercisable within 60 days following the date of this proxy statement.
(c)	Calculation is based on 54,805,884 shares of Common Stock outstanding as of January 6, 2003.
(d)	Includes 2,000 shares held in a family limited partnership over which Mr. Gwyn has voting and dispositive power.
(e)
Includes 1,355,000 shares held by the Jacobs Center for Non-profit Innovation and the Jacobs Family Foundation as to which Dr. Joseph J. Jacobs shares voting and dispositive power with the other directors and officers of these entities.

(f)	Includes 1,500 shares held in a trust for the benefit of Mr. Rainey’s spouse as to which Mr. Rainey shares voting and dispositive power.

1.    ELECTION OF DIRECTORS

The Bylaws of the Company presently provide for thirteen directors. The Certificate of Incorporation and the Bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of Classes I, II and III presently end at the annual meetings in 2003, 2004 and 2005, respectively. Class I has four directors, Class II has five directors and Class III has four directors.

The nominees for Class I are to be voted upon at this annual meeting. The directors in Classes II and III will continue in office until expiration of their respective terms. In accordance with the Company’s policy that an outside director cannot stand for re-election after his or her seventy-second birthday, Dr. James Clayburn LaForce, a director of the Company since 1987, and Mr. James L. Rainey, Jr., a director of the Company since 1993, who are both currently directors in Class I, are retiring from the Board and will not stand for re-election. Dr. LaForce’s and Mr. Rainey’s contributions to the Company were many and are greatly appreciated. The Board of Directors has nominated Noel G. Watson, Joseph R. Bronson, Thomas M. T. Niles and David M. Petrone for election as Class I directors for three year terms expiring at the 2006 annual meeting.

The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than four.

Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 2003 Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR MESSRS. WATSON, BRONSON, NILES AND PETRONE, AS DIRECTORS.

NOMINEES

Name and Positions Held with the Company	Class	Director Since

Noel G. Watson, Chief Executive Officer and Director. Mr. Watson, age 66, has been with the Company since 1965 and has been Chief Executive Officer of the Company since 1992. He was also the President of the Company from 1987 until 2002.	I	1986

Joseph R. Bronson, Nominee for Director. Mr. Bronson, age 53, is a Certified Public Accountant, a member of the American Institute of CPA's, and is currently Executive Vice President, Office of the President and Chief Financial Officer of Applied Materials, Inc. Mr. Bronson has been employed by Applied Materials since 1990, has held the position of Chief Financial Officer since January 1998, and has been an Executive Vice President since December 2000. He was previously employed by Applied Materials from 1984 to 1989 as the Controller. Mr. Bronson was Vice President and Chief Financial Officer of Stardent Computer from 1989 to 1990, and from 1979 to 1984 he was employed by Schlumberger Limited, where he was Group Controller from 1983 to 1984. He is a director of Form Factor Inc., and serves on the Leavey School of Business Advisory Board, Santa Clara University, California
	I	—

Thomas M. T. Niles, Nominee for Director. Mr. Niles, age 63, is the president of United States Council for International Business (USCIB). He was formerly U.S. Ambassador to Canada (1985-1989), U.S. Ambassador to the European Union (1989-1991), Assistant Secretary of State for Europe and Canada (1991-1993) and Ambassador to Greece (1993-1997).	I	—

NOMINEES

Name and Positions Held with the Company	Class	Director Since

David M. Petrone, Director. Mr. Petrone, age 58, is Chairman of Housing Capital Company, a real estate lending firm. He was Vice Chairman of Wells Fargo & Co. from 1986 until March 1, 1992. He is a director of Alexandria Real Estate Equities, Inc. and Finelite, Inc.	I	1987

CONTINUING DIRECTORS

Name and Positions Held with the Company	Class	Director Since

Joseph J. Jacobs, Chairman of the Board and Director. Dr. Jacobs, age 86, was Chief Executive Officer of the Company and its predecessors from 1957 until November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in 1947 and incorporated it in 1957.	III	1974

The Hon. Peter H. Dailey, Director. Mr. Dailey, age 72 is Chairman of Enniskerry Financial, a private investment firm and the Dailey Foundation. He was formerly U.S. Ambassador to Ireland and Special Envoy to NATO. Prior to government service, he was Vice-Chairman of Interpublic Group, Chairman of the Dailey International Group and a director of The Walt Disney Company. He is a director of Wirthlin Worldwide.	II	1991

Robert C. Davidson Jr., Director. Mr. Davidson, age 57 is the Chairman and Chief Executive Officer of Surface Protection Industries, Inc. where he has been an executive since 1978. He serves as a member of the Boards of Morehouse College, Fulcrum Venture Capital Corporation, Children’s Hospital of Los Angeles, and the University of Chicago Graduate School of Business Advisory Counsel.	II	2001

Robert B. Gwyn, Director. Mr. Gwyn, age 63, is retired. He was a Managing Director of Amaryn Group, a private investment company, from 1994 until 1998. He was President, CEO and Chairman of the Board of Agricultural Minerals and Chemicals, Inc., a company engaged in the fertilizer and methanol businesses, from 1990 until 1994, when that company was sold.	II	1995

Linda K. Jacobs, Director. Dr. Linda K. Jacobs, age 55, is President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in Jabara-Jacobs Associates, a consulting firm. She is a daughter of Dr. Joseph J. Jacobs.	II	1986

Dale R. Laurance, Director. Dr. Laurance, age 57, is the President and a director of Occidental Petroleum Corporation where he has been an executive since 1983. He is also the Chairman and Chief Executive Officer of Occidental Oil & Gas Corporation, and a director of Ingram Micro Inc.	III	1994

Name and Positions Held with the Company	Class	Director Since

Linda Fayne Levinson, Director. Ms. Levinson, age 60, is a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Prior to that, Ms. Levinson was an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Boards of NCR Corporation and Overture Services, Inc.
	III	1996

Craig L. Martin, President and Director. Mr. Martin, age 53, has served in various senior and executive positions with the Company since joining it in 1994. Mr. Martin was promoted to President of the Company in July 2002.	III	2002

Rear Admiral Benjamin F. Montoya, CEC, USN (Retired), Director. Mr. Montoya, age 67, is retired. He served as the Commander, Naval Facilities Engineering Command and Chief of Civil Engineers from 1987 to 1989. He was Senior Vice President and General Manager of the Gas Supply Business Unit of Pacific Gas and Electric Company from 1989 to 1991. He was President and CEO of Public Service Company of New Mexico from 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. Mr. Montoya serves as a member of the Boards of Public Service Company of New Mexico, Furrs Corp., National Park Foundation, Wells Fargo and Company, The Environmental Company, Brown and Caldwell Engineers, and is currently the CEO of SmartSystems Technologies.
	II	2001

BOARD OF DIRECTORS

The Board of Directors held ten meetings during fiscal 2002. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 2002, except for Mr. Dailey, who attended ten out of a total of fourteen possible meetings.

The Board of Directors instituted a policy of holding executive sessions of non-management directors without management present at every other Board meeting, beginning on the meeting of the Board of Directors on December 5, 2002. Additional executive sessions of non-management directors may be held from time to time as required. The director serving as the presiding director at these executive sessions rotates on an annual basis among the chairs of the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee. No director may serve as the presiding director for two consecutive years. Currently, Ms. Fayne Levinson, Chair of the Nominating and Corporate Governance Committee, is the presiding director. The chairs of the Audit Committee and the Compensation Committee will begin serving as the presiding director beginning at the annual meeting of shareholders in 2004 and 2005, respectively. Shareholders and employees who desire to communicate with the non-management directors may do so by writing to Ms. Fayne Levinson, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, CA 91105.

COMPENSATION OF DIRECTORS

The Company pays directors who are not employed by the Company (“Outside Directors”) a retainer in the amount of $25,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Jacobs Engineering Group Inc. 1999 Outside Director Stock Option Plan (“1999 Outside Director Plan”), each of the Outside Directors receives an option for 4,000 shares of common stock on the date of their first election to the Board and also receives an option for 2,000 shares at an option price equal to the Fair Market Value (as defined in the 1999 Outside Director Plan) of common stock on the first day of March of each year. On March 23, 2000, the Board of Directors unanimously decided to add to the compensation of Outside Directors an additional annual award of 1,000 shares of restricted stock under the 1999 Outside Director Plan.

COMMITTEES OF THE BOARD

The Board has three standing committees. The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors; and reviews and approves the worldwide audit fee. The Audit Committee is governed by a charter which is attached to this Proxy Statement as Exhibit A. The Company’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All of the members of the Audit Committee meet the independence standards of Section 303.01(B)(2) and (3) of the New York Stock Exchange’s listing standards. During fiscal 2002 the Audit Committee held four meetings. The members of the Audit Committee are Messrs. Petrone (Chair), Davidson and Dailey. Further information regarding the Audit Committee is set out in the Audit Committee Report below.

The Compensation Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options and awards of restricted stock under the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “1999 Stock Plan”). The Compensation Committee also administers the 1989 Employee Stock Purchase Plan and the Global Employee Stock Purchase Plan. The Compensation Committee is governed by a charter which is attached to this Proxy Statement as Exhibit B. During fiscal 2002 the Compensation Committee held three meetings. The members of the Compensation Committee are Dr. LaForce (Chair), Dr. Laurance and Mr. Montoya.

The Nominating and Corporate Governance Committee assists the Board in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles and guidelines, including, but not limited to, the appropriate size, function and needs of the Board. The Nominating and Corporate Governance Committee is governed by a charter which is attached to this Proxy Statement as Exhibit C. During fiscal 2002 the Nominating and Corporate Governance Committee held one meeting. The members of the Nominating and Corporate Governance Committee are Ms. Fayne Levinson (Chair), Mr. Gwyn and Mr. Rainey.

AUDIT COMMITTEE
REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting processes. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements attached to this Proxy Statement as Exhibit F. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended September 30, 2002, for filing with the Securities and Exchange Commission.

Audit and Non-Audit Fees.    The following fees were paid to Ernst & Young LLP for services provided to the Company for the fiscal year ended September 30, 2002:

Audit fees	$973,000
Audit related fees (1)	2,992,000
Financial information systems design and implentation fees	—
All other fees (2)	3,208,000

Total	$7,173,000

The audit committee has considered whether the provision by Ernst & Young LLP of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

DAVID M. PETRONE, Chair
ROBERT C. DAVIDSON, JR.
PETER H. DAILEY

(1)
Consists primarily of fees paid in connection with accounting and auditing services performed in connection with statutory audits of the Company’s overseas subsidiaries, accounting services performed in connection with government contract compliance, and due diligence activities.

(2)
Consists primarily of tax compliance and consulting services performed in the United States and throughout the world, and legal services performed outside the United States in connection with certain due diligence activities.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The overall objectives of the Company’s executive compensation program are as follows:

—To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company’s size.

—To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on the Company’s performance as measured by its return on net equity.

—To provide an incentive for continued service and future performance through the use of stock options.

—To encourage executives to have an equity ownership in the Company.

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

Base Salary.    In setting executive officer base salaries for fiscal 2002 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee’s own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for executives and senior-level personnel being offered by companies that the Company regards as its competitors.

The Committee considered the fact that the principal provisions for the retirement of the executive officers of the Company are the various §401(k) Plans and the 1989 Employee Stock Purchase Plan. The Committee also considered that the only domestic employees of the Company who are participants in defined benefit retirement plans are employees of certain acquired companies. In general, enrollment in those plans was frozen at the time of acquisition, and benefits under those plans have been adjusted to align them with the Company’s overall compensation structure. The Committee also considered that the employees receiving bonuses through the Company’s Incentive Bonus Plan may elect to participate in a nonqualified deferred compensation plan whereby a portion of a participant’s salary and bonus may be deferred and paid to the employee at some future date.

The Committee also considered a study by an outside compensation and benefits consulting company that it had commissioned. The consulting company reviewed the compensation, benefits and stock option award history of the Company’s executive officers against three comparator groups: an industry peer group; a general industry group; and a “size and growth rate” peer group demonstrating market capitalizations and growth rates roughly approximating those of the Company’s. The consultants concluded that the industry peer group would provide information regarding the competitive pay structure of the Company’s direct competitors, while the general industry group and the “size and growth rate” peer group would provide information regarding the competitive pay structure for companies employing similar resources.

The consultants approached their analysis several ways. In relation to the peer group, the consultants matched the compensation paid to the Company’s CEO to other CEOs within the industry, and they matched the compensation paid to the Company’s executive vice presidents to similar positions within the marketplace. In relation to general industry companies (both the general industry group and the “size and growth rate” peer group), they matched the compensation paid to the Company’s executive officers to survey benchmark positions. Using regression analysis and projecting the Company’s estimated revenues for fiscal 2002, the consultants determined predicted pay levels for both the industry peer group and the general industry group, and provided comparison data for each of the Company’s senior executives.

Mr. Watson’s base salary for 2002 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and to each of the Named Executive Officers were reasonable in light of the performance of the Company for fiscal 2002.

Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned from that position in November 1992. He continues to serve as Chairman of the Board. On September 30, 2002, Dr. Jacobs and the Company mutually agreed to terminate Dr. Jacobs’ employment agreement. Accordingly, the Committee will be responsible for setting and reviewing Dr. Jacobs’ salary and bonus payments beginning in fiscal 2003.

On December 30, 2002, the Company and Richard J. Slater, who has been an executive officer of the Company since 1980, reached an agreement governing Mr. Slater’s separation from the Company. Under the terms of the agreement, Mr. Slater ceased being an executive officer of the Company effective January 1, 2003, but remains in the employ of the Company, performing such duties and having those responsibilities as are mutually agreed to by the Company and Mr. Slater, until December 31, 2006, unless the agreement is terminated earlier. Under the terms of the agreement, Mr. Slater’s salary for 2003 shall remain the same as his 2002 salary and Mr. Slater will continue to be eligible to participate in all Company-sponsored benefit programs. Mr. Slater’s salary will be reduced effective January 1, 2004. The agreement also contains provisions designed to prevent Mr. Slater from entering into certain forms of competition with the Company.

Annual Incentive Bonuses.    Pursuant to the Company’s Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee’s judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. In approving the target percentage each year, the Compensation Committee considers changes in accounting standards. For example, when the Financial Accounting Standards Board adopted an accounting standard that eliminated the requirement that goodwill be amortized through periodic charges to earnings beginning in fiscal 2002, the Compensation Committee approved an increase to the target percentage for fiscal 2002 (the effect of this change was to ensure that the bonus pool would not increase for earnings attributable solely to a change in accounting principle). A major percentage of the bonus pool is allocated to the officers and key employees of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee’s subjective evaluations of individual performance. Generally, bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company’s deferred compensation plans.

Stock Options.    In determining stock option awards to executive officers for 2002 the Committee considered Dr. Jacobs’ and Mr. Watson’s recommendations with respect to all executive officers other than themselves, the Committee’s own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards information and recommended guidelines included in the compensation and benefits study discussed previously.

Because of Dr. Jacobs’ percentage interest in the outstanding stock of the Company, the Committee has never granted Dr. Jacobs stock options, nor awarded shares of restricted stock to him.

Tax Deductibility Considerations.    In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation and benefits paid to the chief executive officer and the four highest paid executive officers in excess of $1 million to each of them. The Committee believes that the compensation payable for fiscal year 2003 will not result in any significant loss of tax deductions for the Company. It is the Committee’s intent to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company’s executive compensation program outlined above. The Committee will continue to monitor the regulations issued by the IRS under this provision as they are finalized to determine whether any program changes are appropriate.

JAMES CLAYBURN LAFORCE, Chair
DALE R. LAURANCE
BENJAMIN F. MONTOYA

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer, the Chairman of the Board and the other four most highly compensated officers (“Named Executive Officers”) of the Company for services in all capacities to the Company and its subsidiaries during its 2000, 2001 and 2002 fiscal years:

Name	Year	Annual Compensation(a)		Long-term Compensation Options/SARs (Shares)(b)	Other(c)
		Salary ($)	Bonus ($)
Noel G. Watson	2002	875,010	876,090	135,000	5,680
Chief Executive Officer	2001	796,670	798,000	125,000	5,240
	2000	723,340	339,790	150,000	5,370

Joseph J. Jacobs	2002	432,200	676,090	—	—
Chairman of the Board	2001	432,200	698,000	—	—
	2000	432,200	239,000	—	—

Craig L. Martin	2002	470,000	470,580	135,000	4,680
President	2001	423,340	424,040	75,000	5,100
	2000	318,670	112,270	10,000	5,100

Thomas R. Hammond	2002	484,670	485,270	35,000	6,000
Executive Vice President	2001	451,740	452,490	25,000	5,100
	2000	420,340	197,540	30,000	5,100

Richard J. Slater	2002	484,670	485,270	35,000	5,670
Executive Vice President	2001	451,740	452,490	25,000	5,250
	2000	420,340	197,540	30,000	5,370

(a)
Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the “401(k) Plan”) and the Company’s nonqualified Executive Deferral Plans.

(b)	Consists solely of non-qualified stock options granted pursuant to the 1999 Stock Plan.
(c)	Consists solely of Company contributions to the 401(k) Plan.

Option/SAR Grants in Last Fiscal Year

Stock options granted during fiscal year 2002 to all of the Company’s executive officers, including the Named Executive Officers, were granted under the 1999 Stock Plan. The 1999 Stock Plan permits the granting of stock options and the awarding of restricted stock to employees of the Company and its subsidiaries, as well as to employees of “related companies” (as defined in the 1999 Stock Plan). The 1999 Stock Plan was adopted by the Board of Directors, and approved by the Company’s shareholders, as the successor stock award plan to the Jacobs Engineering Group Inc. 1981 Executive Incentive Plan (the “1981 Plan”). The following table contains information concerning options granted to the Named Executive Officers during fiscal year 2002.

Name	Options Granted (shares) (a)	Percentage of Total (b)	Exercise or Base Price ($/share)	Market Price on Date of Grant ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Yrs.)
						0%	5%	10%

Noel G. Watson	135,000	16.03%	39.19	39.19	24-May-12	—	$3,327,260	$8,431,930

Craig L. Martin	35,000	4.16%	39.19	39.19	24-May-12	—	862,620	2,186,060

	100,000	11.88%	31.51	31.51	26-Sep-12	—	1,981,650	5,021,880

Thomas R. Hammond	35,000	4.16%	39.19	39.19	24-May-12	—	862,620	2,186,060

Richard J. Slater	35,000	4.16%	39.19	39.19	24-May-12	—	862,620	2,186,060

Gain for all shareholders (based on 54,765,374 shares outstanding at September 30, 2002, and a stock price of $30.88 per share)							$1,063,558,130	$2,695,265,130

Gain to Named Executive Officers as a percent of total gain to all shareholders							0.77%	0.77%

(a)	All grants consisted of non-qualified options pursuant to the 1999 Stock Plan.
(b)	Calculation based upon grants of options for 842,000 shares during fiscal 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option SAR Values

The following table sets forth information regarding option exercises during fiscal year 2002 by the Named Executive Officers and the value of their unexercised options on September 30, 2002. The Company has never granted any stock appreciation rights.

Name	Shares Acquired on Exercises	Total Value Realized ($)	Number of Unexercised Options at FYE (shares)		Value of Unexercised In-the-Money Options at FYE ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Noel G. Watson	240,000	4,280,875	202,500	462,500	2,012,400	2,012,400
Thomas R. Hammond	—	—	211,900	146,100	3,201,404	1,088,276
Richard J. Slater	153,800	3,506,343	63,100	142,100	774,636	1,013,316
Craig L. Martin	16,000	402,000	131,500	267,500	1,867,478	1,157,742

PERFORMANCE GRAPHS

The following graph shows the changes over the past five-year period in the value of $100 invested in (1) the common stock of Jacobs Engineering Group Inc.; (2) the Standard & Poor’s 500 Index; and (3) the Dow Jones Heavy Construction Group Index. The values of each investment are based on share price appreciation, with reinvestment of all dividends (assuming any were paid). For each graph, the investments are assumed to have occurred at the beginning of each period presented.

Comparison of Five Year Cumulative Total Return(a)
Among Jacobs Engineering Group Inc., the S&P 500 Index, and
the Dow Jones Heavy Construction Group Index

	Cumulative Total Return
	9/97	9/98	9/99	9/00	9/01	9/02
Jacobs	$100.00	$101.22	$106.12	$131.63	$203.76	$201.67
S&P 500	100.00	109.05	139.37	157.88	115.85	92.12
Dow Jones Heavy Construction	100.00	77.97	88.13	94.00	106.16	85.37

(a)	The cumulative total return information used to prepare the preceding graph was provided by Research Data Group, Inc.

2.    APPROVAL OF THE AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN

There will be presented in the meeting a proposal to approve Jacobs Engineering Group Inc.’s 1999 Stock Incentive Plan (the “1999 Stock Plan” or the “Plan”) as it has been amended by action of the Board of Directors. The amendment increases the number of shares reserved for the 1999 Stock Plan by 1,600,000 shares of Common Stock. The complete text of the 1999 Stock Plan reflecting the amendment approved by the Board of Directors is attached as Exhibit D to this Proxy Statement. The following discussion is qualified in all respects by reference to Exhibit D.

The 1999 Stock Plan was approved by the Board of Directors of the Company on December 2, 1999, and by the shareholders of the Company on February 8, 2000. When the 1999 Stock Plan was adopted the shareholders reserved 2,000,000 shares of Common Stock. The 2,000,000 shares were subsequently increased by a two-for-one stock split on April 1, 2002 to 4,000,000 shares of Common Stock. Through September 30, 2002: (i) 192,149 shares of Common Stock have been issued from the exercise of stock options granted under the 1999 Stock Plan; (ii) 114,000 shares of Common Stock have been awarded in the form of restricted stock; and (iii) options to purchase 2,936,601 shares of Common Stock were outstanding. Accordingly, at September 30, 2002 757,250 options remained available for future grants under the 1999 Stock Plan.

Purpose of the Plan

The purpose of the 1999 Stock Plan is to encourage the acquisition of a financial interest in the Company by the employees of the Company. In addition, the Plan is intended to aid the Company in attracting and retaining employees, stimulating the efforts of their employees and encouraging them to remain in the employ of the Company.

Administration

The 1999 Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company, or any committee appointed by the Board of Directors that is composed solely of directors who are not employed by the Company (the “Committee”). The Committee is authorized to approve all incentive awards under the 1999 Stock Plan, to interpret the Plan, to fix the forms and terms of incentive awards and times of issuance, to implement any provision of the 1999 Stock Plan by appropriate rules and determinations and to exercise such powers as may be necessary to carry out their functions under the 1999 Stock Plan. None of the members of the Committee are eligible to receive awards under the 1999 Stock Plan. It is the policy of the Board that the composition of the Committee be identical to that of the Compensation Committee of the Board.

Notwithstanding the foregoing, with respect to any incentive award that is not intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company, who unlike the members of the Committee, may be employee directors of the Company. The Committee may delegate to any such Subcommittee(s) the authority to grant incentive awards, to determine all terms of such incentive awards and/or to administer the Plan, pursuant to the terms of the Plan. Subject to the limitations of the Plan and the limitations of the Committee’s delegation, any such Subcommittee would have the full authority of the Committee pursuant to the terms of the Plan. Any such Subcommittee shall not, however, grant incentive awards on terms more favorable than incentive awards granted by the Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Committee. Any such Subcommittee shall be required to report to the Committee on any actions that the Subcommittee has taken.

Eligibility for Awards

In the discretion of the Committee an Incentive Award may be granted or awarded to any employee of the Company or a Related Company. A Related Company is any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital at the time the award is made. In the course of its business, the Company sometimes obtains a 20% or more interest in such Related Companies pursuant to strategic alliances that it makes with other companies. As part of these strategic alliances the Company frequently furnishes some of its own employees as temporary employees of the Related Company. The purpose of granting options to such employees is to retain their loyalty to the Company. At the present time there are approximately 300 employees of the Company and its Related Companies eligible to receive awards under the 1999 Plan.

Forms of Awards

The 1999 Stock Plan provides for the grant of the following types of awards:

1.    Stock Options.    The Company may grant nonqualified stock options and incentive stock options (“ISOs”) under the 1999 Stock Plan. A nonqualified stock option gives the optionee the right to purchase common stock of the Company at a price that is not less than 85% of the fair market value of the shares on the date the option is granted. ISOs must comply with Section 422 of the Internal Revenue Code of 1986, which requires among other matters that the option price be 100% of the fair market value of the shares on the date the option is granted. In addition, Section 422 requires that the total fair market value, determined at the time the option is granted, of shares for which ISOs first become exercisable by an optionee during any calendar year may not exceed $100,000.

Under both forms of option, an optionee must agree as a condition to the exercise of the option to remain in the employ of the Company or its related companies for not less than one year after the grant of the option. The option will become exercisable in such amounts and during such time periods as the Committee in its sole discretion determines and provides in the option agreement that the Company enters into with the option holder. In no event, however, will any option be exercisable after the expiration of the tenth year following the date on which the option is granted. Except as determined by the Committee at the time an option is granted, options are not assignable or transferable other than by will or by the laws of descent and distribution. Schedule A to the 1999 Stock Plan, a copy of which is attached to this Proxy Statement, sets forth the effects of the termination of employment, other changes of employment or employee status, death, retirement or a change in control on outstanding options. However, the Committee may vary the terms set forth on Schedule A in particular cases if it deems appropriate. The purchase price payable upon the exercise of an option is payable in full in cash or its equivalent acceptable to the Company, as determined by the Committee. In the discretion of the Committee, the purchase price may be paid by the assignment and delivery to the Company of shares of common stock of the Company already owned by the optionee, or by a combination of shares and cash, equal in value to the option exercise price. In addition, withholding taxes due upon the exercise of nonqualified options may be satisfied in whole or in part by reassigning to the Company stock acquired upon the exercise.

2.    Restricted Stock.    The Company may award and issue Restricted Stock to an employee. Restricted Stock is common stock of the Company subject to certain restrictions on transfer. Restricted Stock may not be sold, exchanged, donated, pledged or otherwise transferred until the expiration of a period of time fixed by the Committee in the agreement that the Company enters into with the employee at the time the stock is issued. Upon the termination of the employee’s employment with the Company or a related company for any reason, including death or disability unless the Committee in its sole discretion decides to release the shares from the restrictions on transfer following death or disability, the employee is required to forfeit and surrender his or her Restricted Stock to the Company to the extent it is still subject to the restrictions on transfer. Withholding taxes due from the employee upon the lapse of restrictions on transfer may be satisfied in whole or in part by reassigning shares of stock back to the Company.

Under terms of the amendment to be voted on by the shareholders, the total number of shares of stock that may be awarded under the Plan in the form of Restricted Stock is limited to 10% of the total number of shares authorized.

Use of Discounted Options

Although the 1999 Stock Plan permits the grant of nonqualified options at prices less than 100% of the common stock’s fair market value (but not less than 85% of the fair market value of the shares), it has been the policy of the Compensation Committee not to grant discounted options to Executive Officers except in rare situations (usually as a special incentive in connection with the relocation of an Executive Officer and his family). The following table summarizes all stock options granted to each of the Named Executive Officers, as well as to all other Executive Officers as a group, during the three fiscal years ended September 30, 2002:

	Number of Options Granted			As a Percent of Options Granted During the Past Three Fiscal Years
	At 100% of FMV	At 85% of FMV	Total
Noel G. Watson	685,000	—	685,000	21.4%
Craig L. Martin	305,000	—	305,000	9.6%
Thomas R. Hammond	145,000	—	145,000	4.5%
Richard J. Slater	145,000	—	145,000	4.5%
All Other Executive Officers as a Group (24 individuals)	695,000	121,000	816,000	25.5%

During the three year period ended September 30, 2002, the Company granted stock options under the 1999 Stock Plan for a total of 3,194,500 shares to its employees. As the above table shows, 121,000 options (or less than 4% of all stock options granted over the past three fiscal years) were granted to six Executive Officers at 85% of FMV (including grants to employees prior to their becoming Executive Officers). All the grants of discounted options related to the relocation of five Executive Officers and their families, with the exception of 12,000 options granted at a discount as part of one Executive Officer’s hiring package.

Federal Income Tax Consequences

Nonqualified Options.    An employee will not recognize any income upon receipt of a nonqualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

ISOs.    An employee who receives an ISO will not recognize any income for federal income tax purposes upon receipt of the ISO, and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

Restricted Stock.    Employees receiving Restricted Stock under the Plan will not recognize any income upon receipt of the Restricted Stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized.

Generally, when an employee disposes of shares acquired under the 1999 Stock Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Options for Employees Outside the U.S.

Under the Plan, in the discretion of the Committee, employees of the Company and its related companies located outside the United States are eligible to receive options. Since the laws, including tax laws and policies, of the countries where these employees are located may differ from those of the United States, the Plan gives the Committee the power to adopt special terms and conditions for options being granted to employees outside the United States in order to comply with the laws and policies of the countries involved. These special terms and conditions may be set forth in agreements with the employees or in any such other form as the Committee may approve. However, the Plan does not permit the Committee to approve terms and conditions for options that are inconsistent with the terms and conditions of the Plan as then in effect.

Amendment of the Plan

The Board of Directors may terminate, modify or amend the 1999 Stock Plan at any time without shareholder approval, except that shareholder approval is required for any amendment that would increase the number of shares reserved for the 1999 Stock Plan, accelerate the removal of restrictions on Restricted Stock, increase the time period during which options may be exercised, extend the life of the 1999 Stock Plan or materially increase the benefits accruing to participants under the 1999 Stock Plan.

Adjustment of Awards

In the event of any change in capitalization, such as a stock dividend or stock split, or in the event of a merger where the Company is the surviving corporation, appropriate adjustments shall be made in the awards that have been or may be granted under the Plan. In the event that the Company is not the surviving corporation in a merger or other reorganization, then all options and stock appreciation rights then outstanding under the Plan will be fully vested and exercisable, and the forfeiture restrictions on Restricted Stock will lapse, unless the merger or reorganization agreement provides participants with substantially similar rights.

Change in Control of the Company

The 1999 Stock Plan provides that, if the employment with the Company of a holder of an award under the 1999 Stock Plan is terminated for any reason within three years following a “change in control” of the Company, then all options held by the employee under the 1999 Stock Plan will be fully vested and exercisable and all forfeiture provisions imposed on Restricted Stock will lapse. A “Change in Control” means a change in control of such a nature that it would be required to be reported to the United States Securities and Exchange Commission, and in any event will be deemed to have occurred if (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the Company, (ii) during any period of two consecutive years or less individuals who at the beginning of the period constituted all of the members of the Board of Directors of the Company fail to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period, (iii) the shareholders of the Company approve any merger as a result of which the common stock would be changed, converted or exchanged for the shares of another corporation, any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, or (iv) the shareholders of the Company approve a merger as a result of which persons who were shareholders of the Company immediately prior to the merger will have beneficial ownership of less than 50% of the combined voting power for the election of directors of the surviving corporation following the merger. However, in no such event will a change in control be deemed to have occurred if prior to the occurrence of any event that would otherwise cause a change in control the Board of Directors determines that such event will not constitute a change in control.

Jacobs’ Equity Compensation Plans

The following table details the information for all of the Company’s equity compensation plans: (1) the number of securities to be issued upon the exercise of all outstanding options, warrants, and rights; (2) the weighted-average exercise price of such warrants, options, and rights; and (3) the number of securities remaining available for future issuance. The information is divided into two categories: shareholder approved plans and non-shareholder approved plans.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A))
Equity compensation plans approved by security holders	4,939,711(1)	$22.88(1)	4,392,694(2)
Equity compensation plans not approved by security holders	—	—	—

Total	4,939,711	$22.88	4,392,694

(1)
Excludes purchase rights accruing under the Company’s two broad-based employee stock purchase plans: the 1989 Employee Stock Purchase Plan (the “ESPP”) and the Global Employee Stock Purchase Plan (the “GESPP”), which have a shareholder approved aggregate reserve of 4,600,000 shares. These stock purchase plans provide for the grant of options to participating employees to purchase shares at an amount and price that are not determinable until the end of the specified purchase period which occurs at semi-annual intervals each year.

(2)	Includes 3,314,444 shares of common stock available for issuance as of September 30, 2002, under the ESPP and GESPP.

The last reported sale of the common stock on the New York Stock Exchange on January 6, 2003 was at $36.30 per share.

Approval of the amendment to the 1999 Stock Plan requires the affirmative vote of the holders of a majority of the shares of outstanding common stock represented at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE 1999 STOCK PLAN.

3.    APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 2003. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants.

If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 2003 Annual Meeting will be subject to ratification by the shareholders at the 2004 annual meeting.

The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 2003.

4.    OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered Class of the Company’s equity securities to file with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 2002, except that in January 2002, Dr. Linda K. Jacobs, a Director, reported the acquisition of 3,582 shares of common stock on a Form 4 that was not reported on a timely basis; and in October 2002, Noel G. Watson, CEO and a Director, reported the dispositions of 460 shares of common stock in transactions reported on a Form 5 that were not reported on a timely basis. Dr. Jacobs’ acquisition of 3,582 shares of common stock resulted from the redemption of her interest in a certain exchange fund. Dr. Jacobs did not become aware that the redemption would result in the receipt of those shares until she received confirmation of the redemption and notice of the distribution of the shares after the deadline to report the transaction had lapsed. Mr. Watson’s dispositions related to three separate bona fide gifts of shares.

EXECUTIVE OFFICERS

For information about the Executive Officers of the Company, see Exhibit E to this Proxy Statement.

SHAREHOLDERS’ PROPOSALS

Under the Bylaws of the Company shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders’ meeting at which they wish a nomination to be considered. Nominations must include certain information concerning the nominee and the proponent’s ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this proxy statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

Proposals other than nominations for consideration at the 2004 annual meeting of shareholders must be submitted to the Company no later than November 21, 2003. However, in order to be included in the Company’s proxy statement and proxy relating to the 2004 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than September 9, 2003. If timely notice is not given of a shareholder proposal, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement. The 2004 annual meeting of shareholders is scheduled to be held on Tuesday, February 10, 2004.

ANNUAL REPORT AND FINANCIAL INFORMATION

The Annual Financial Statements and Review of Operations of the Company for fiscal 2002 is attached as Exhibit F to this Proxy Statement. A copy of the Company’s Summary Annual Report for the year ended September 30, 2002, is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

The Company’s Annual Report on Form 10-K is accessible through the Company’s WEB site at http://www.jacobs.com/ (following the links to “Investor Relations”, “Financial Reports” and then to “SEC Filings”). The Company will furnish without charge a copy of the Company’s report on Form 10-K, including the financial statements and schedules thereto, to the United States Securities and Exchange Commission to any person requesting in writing and stating that he or she was the beneficial owner of common stock of the Company on January 6, 2003. The Company will also furnish copies of any exhibits to the Form 10-K to eligible persons requesting exhibits at $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests and inquiries should be addressed to:

Investor Relations
Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, California 91105

Neither the Summary Annual Report, Exhibit F, nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

By Order of the Board of Directors

WILLIAM C. MARKLEY, III
Senior Vice President, General Counsel and Secretary

Pasadena, California
January 6, 2003

EXHIBIT A

AUDIT COMMITTEE CHARTER

1.    Members.    The Board of Directors (the “Board”) shall appoint an Audit Committee of at least three members, consisting entirely of “independent” directors of the Board, and shall designate one member as chairperson. For purposes hereof, “independent” shall mean a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board.

Each member of the Company’s Audit Committee must be financially literate and at least one member of the Audit Committee shall have accounting or related financial management expertise, both as provided in the Board’s judgment.

2.    Purposes, Duties, and Responsibilities.    The Audit Committee shall represent the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

(i)  Recommend to the Board, and evaluate the performance, qualifications and independence of the firm of independent certified public accountants to be appointed as auditor of the Company, which firm shall be ultimately accountable to the Board through the Audit Committee.

(ii)  Review with the independent auditor their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters.

(iii)  Review with the independent auditor the written statement from the auditor, required by the Independence Standards Board, concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and, based on such review, assess the independence of the auditor.

(iv)  Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including a discussion of the independent auditor’s judgment as to the quality of the Company’s accounting principles.

(v)  Review with management and the independent auditor the results of any significant matters identified as a result of the independent auditor’s interim review procedures prior to the filing of each Company’s Quarterly Report on Form 10-Q or as soon thereafter as possible. The Audit Committee Chairperson may perform this responsibility on behalf of the Audit Committee.

(vi)  Recommend to the Board whether, based on the review and discussions described in paragraphs (iii) through (v) above, the financial statements should be included in the Company’s Annual Report on Form 10-K.

(vii)  Review the adequacy of the Company’s internal controls.

(viii)  Review significant changes in the accounting policies of the Company and accounting and financial reporting rule changes that may have a significant impact on the Company’s financial reports.

(ix)  Review material pending legal proceedings involving the Company and other contingent liabilities.

(x)  Review the adequacy of the Audit Committee Charter on an annual basis, and recommend changes if the Committee determines changes are appropriate.

A-1

(xi)  Evaluate the performance of the Audit Committee annually.

(xii)  Retain, consult with and seek advice from appropriate outside consultants, auditors, attorneys and other advisors as the Audit Committee may from time to time deem appropriate.

(xiii)  Prepare or approve the Audit Committee Report for inclusion in the Company’s Annual Proxy Statement.

(xiv)  Report Audit Committee actions to the Board of Directors.

(xv)  Perform such other duties and responsibilities as may be assigned to the Audit Committee, from time to time, by the Board of Directors and/or the Chairman of the Board of Directors.

3.    Meetings.    The Audit Committee shall meet six times per year: (i) for the first three quarters of the fiscal year once each quarter on the day prior to the release of earnings to review that quarter’s pre-earnings release plus such other matters that may placed on the agenda; (ii) annually in July on or around the day of the regular Board meeting to review that fiscal year’s Audit Plan activities plus such other matters that may placed on the agenda; (iii) annually on or around October 31 on the day prior to the release of the year-end earnings to conduct the year-end pre-earnings release review plus such other matters that may placed on the agenda; and (iv) annually in the second week of February on the day of the Annual Shareholders Meeting and prior to the Annual Meeting of the Board of Directors to conduct the Post Audit meeting and receive the annual report on the Compliance function plus such other matters that may placed on the agenda. The Committee shall meet such additional times as the Committee may from time to time deem necessary or appropriate in its judgment.

The meetings may be either in person or telephonically; except that it is intended that the annual meetings in July and February will be held with a majority of the Committee attending in person, except as the Committee may from time to time otherwise deem appropriate or advisable in its judgment. The Audit Committee shall meet in executive session with the independent auditors at least quarterly. The Audit Committee shall report to the full Board with respect to each meeting and shall make such reports to shareholders as are required by applicable regulations or as are deemed advisable in the Audit Committee’s judgment. The majority of the members of the Audit Committee shall constitute a quorum.

A-2

EXHIBIT B

COMPENSATION COMMITTEE CHARTER

1.    Members.    The Compensation Committee shall consist of three or more members appointed by the Board of Directors, each of whom shall be an “independent” director of the Board, and the Board shall designate one member as chair. For purposes hereof, “independent” shall mean a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board.

2.    Purpose, Duties and Responsibilities.    The Compensation Committee shall be responsible for establishing the compensation policies of the Company. Specifically, the Compensation Committee shall have the authority and responsibility to:

(i)  Review and recommend to the Board establishment of the compensation policy for executive officers of the Company, and such other officers of the Company as directed by the Board of Directors.

(ii)  Review and recommend to the Board establishment of the criteria by which bonuses to the Company’s employees are determined, including under the Company’s Incentive Plan for Officers and Key Managers.

(iii)  Evaluate the performance of the Chairman and approve the compensation of the Chairman annually, and if the Chairman is not also the Chief Executive Officer, evaluate the performance of the Chief Executive Officer and approve the compensation of the Chief Executive Officer annually.

(iv)  Approve, after consultation with the Chief Executive Officer, the compensation of all other executive officers annually.

(v)  Approve any employment agreements between the Company and the executive officers of the Company, including the employment contract with Dr. Joseph J. Jacobs.

(vi)  Administer the Company’s 1989 Employee Stock Purchase Plan, Global Employee Stock Purchase Plan, 1999 Stock Incentive Plan and such other stock option or equity participation plans as may be adopted by the Board of Directors from time to time within the authority delegated by the Board of Directors.

(vii)  Review and recommend to the Board all major compensation or benefit programs involving commitments beyond one year (e.g., pension, profit-sharing, etc.).

(viii)  Prepare or approve the Compensation Committee Report for inclusion in the Company’s Annual Proxy Statement.

(ix)  Report Compensation Committee actions to the Board of Directors.

(x)  Delegate any of its authorities or responsibilities to officers of the Company or other key Company management personnel on any of the above matters, as the Compensation Committee may from time to time deem appropriate, except that the Compensation Committee may not delegate its authorities or responsibilities under item 2 (iii) above.

(xi)  Retain, consult with and seek advice from appropriate management personnel, outside consultants, auditors, actuaries, investment managers or attorneys, on any of the above matters, as the Compensation Committee may from time to time deem appropriate.

(xii)  Review periodically with the Chief Executive Officer the succession plans relating to the positions held by executive officers of the Company (other than the Chairman and the Chief Executive Officer), and make recommendations to the Board with respect to the selection of individuals to occupy these positions.

B-1

(xiii)  Appoint one or more subcommittees composed of one or more directors and delegate any of its authorities or responsibilities to such subcommittees, on any of the above matters, as the Compensation Committee may from time to time deem appropriate.

(xiv)  Evaluate the performance of the Compensation Committee annually.

(xv)  Perform such other duties and responsibilities as may be assigned to the Compensation Committee, from time to time, by the Board of Directors and/or the Chairman of the Board of Directors, or as designated in plan documents.

3.    Meetings.    The Compensation Committee shall meet as often as it deems necessary or appropriate, in its judgment, but not less than two times per year, either in person or telephonically, and at such times and places as the Compensation Committee determines. The Compensation Committee shall report to the full Board with respect to each meeting and shall make such reports to shareholders as are required by applicable regulations or as deemed advisable in the Compensation Committee’s judgment. The majority of the members of the Compensation Committee shall constitute a quorum.

B-2

EXHIBIT C

NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE CHARTER

1.    Members.    The Nominating and Corporate Governance Committee shall consist of three or more members appointed by the Board of Directors, each of whom shall be an “independent” director of the Board, and the Board shall designate one member as chair. For purposes hereof, “independent” shall mean a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board.

2.    Purpose, Duties and Responsibilities.    The Nominating and Corporate Governance Committee shall be responsible for assisting the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles and guidelines, including, but not limited to, the appropriate size, function and needs of the Board. Specifically, the Nominating and Corporate Governance Committee shall have the authority and responsibility to:

(i)  Recommend to the Board candidates for election or reelection to the Board at each annual meeting of the shareholders of the Company.

(ii)  Recommend to the Board candidates for election by the Board to fill vacancies occurring on the Board.

(iii)  Consider shareholder nominees.

(iv)  Recommend to the Board the selection criteria to be used by the Committee in seeking nominees for election to the Board.

(v)  Aid in attracting qualified candidates to serve on the Board.

(vi)  Review any outside directorships in other public companies held by any officer of the Company or other key Company management personnel.

(vii)  Monitor and recommend the functions of the committees of the Board.

(viii)  Recommend members of the committees of the Board.

(ix)  Advise on changes in Board compensation.

(x)  Recommend to the Board the structure and schedule of Board meetings.

(xi)  Consider matters of corporate governance and to establish and review, periodically, the Company’s corporate governance principles.

(xii)  Review, periodically, the Company’s Shareholder Rights Plan.

(xiii)  Review, periodically, the Company’s Director retirement policies.

(xiv)  Consider and recommend to the Board candidates regarding succession at the Chairman of the Board and the Chief Executive Officer levels, including whether or not the role of the Chairman and Chief Executive should be separate or combined.

(xv)  Make such additional reports and recommendations to the Board as the Committee may see fit within the scope of its functions.

(xvi)  Retain, consult with and seek advice from appropriate management personnel, outside consultants or attorneys on any of the above matters as the Nominating and Corporate Governance Committee may from time to time deem appropriate.

C-1

(xvii)  Evaluate the performance of the Nominating and Corporate Governance Committee annually.

(xviii)  Appoint one or more subcommittees composed of one or more directors and delegate any of its authorities or responsibilities to such subcommittees, on any of the above matters, as the Nominating and Corporate Governance Committee may from time to time deem appropriate.

(xix)  Report Nominating and Corporate Governance Committee actions to the Board of Directors.

(xx)  Perform such other duties and responsibilities as may be assigned to the Nominating and Corporate Governance Committee, from time to time, by the Board of Directors and/or the Chairman of the Board of Directors.

3.    Meetings.    The Nominating and Corporate Governance Committee shall meet as often as it deems necessary or appropriate, in its judgment, but not less than four times per year, either in person or telephonically, and at such times and places as the Nominating and Corporate Governance Committee determines. The Nominating and Corporate Governance Committee shall report to the full Board with respect to each meeting and shall make such reports to shareholders as are required by applicable regulations or as are deemed advisable in the Nominating and Corporate Governance Committee’s judgment. The majority of the members of the Nominating and Corporate Governance Committee shall constitute a quorum.

C-2

EXHIBIT D

JACOBS ENGINEERING GROUP INC.

1999 Stock Incentive Plan
(As Amended and Restated)

1.    Purpose.

The purpose of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “Plan”) is to advance the interests of Jacobs Engineering Group Inc. (the “Company”) and its Related Companies (as defined in Section 2) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other employees of the Company and its Related Companies. In addition, the Plan is intended to aid the Company and its Related Companies in attracting and retaining employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the employ of the Company and its Related Companies.

2.    Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Paragraph 2.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day on which the New York Stock Exchange is open for securities trading.

“Change in Control” shall mean, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (“1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Jacobs Common Stock (as defined below) shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

“Committee” means the Compensation Committee of the Board of Directors of the Company, or any committee appointed by the Board of Directors of the Company in accordance with the Company’s By-Laws from among its members for the purpose of administering the Plan. Members of the Committee shall be Non Employee Directors within the meaning of Rule 16b-3 under the 1934 Act.

“Disabled” or “Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

“Employee” means an employee of the Company or a Related Company.

“Fair Market Value” means the closing price of one share of Jacobs Common Stock as reported by the New York Stock Exchange for the day on which the value is determined. If such day is not a Business Day, then the fair market value shall be determined by reference to the closing price on the first immediately preceding Business Day.

“Incentive Award” means an ISO, an NQSO or Restricted Stock granted or awarded under this Plan.

“ISO” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

“Jacobs Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Majority-Owned Related Company” means a Related Company in which the Company owns, directly or indirectly, 50% or more of the voting stock on the date an Incentive Award is granted or awarded.

“NQSO” means a stock option that does not constitute an ISO.

“Options” means ISOs and NQSOs granted under this Plan.

“Optionee” means any person to whom an Option is granted under the Plan.

“Related Company” or “Related Companies” means corporation(s) or other business organization(s) in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital at the relevant time.

“Restricted Stock” means shares of Jacobs Common Stock awarded pursuant to Section 13 of this Plan.

“Retire” means to enter Retirement.

“Retirement” means the termination of an Optionee’s employment with the Company or a Related Company by reason of an Optionee having either (1) attained the age of 65, or (2) attained the age of 60 and completed a total of ten (10) or more consecutive years of employment with the Company, and/or a Related Company.

3.    Incentive Awards.

The Company may grant or award Incentive Awards to those persons meeting the eligibility requirements in Section 6.

4.    Administration.

(a)    The Plan shall be administered by the Committee. The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

(b)    The Committee shall determine the employees of the Company and its Related Companies (including officers) to whom, and the time or times at which, Incentive Awards will be granted or awarded; the number of shares to be subject to each Incentive Award; the duration of each Incentive Award; the time or times within which Options may be exercised; the cancellation of the Incentive Award (with the consent of the holder thereof); and the other terms and conditions of the grant or award of the Incentive Award, at grant or award or while outstanding, pursuant to the terms of the Plan. The provisions and conditions of the Incentive Awards need not be the same with respect to each employee or with respect to each Incentive Award.

(c)    The Committee may, subject to the provisions of the Plan, establish such rules, regulations, policies and procedures as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretations of the Plan and the specific conditions and provisions of the Incentive Awards granted or awarded hereunder by the Committee, shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board of Directors of the Company, officers and the affected employees of the Company and/or its Related Companies, employees and the respective successors in interest of any of the foregoing.

(d)    Notwithstanding the foregoing, with respect to any Incentive Award that is not intended to     satisfy the conditions of Rule 16b-3 under the 1934 Act or Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company, who unlike the members of the Committee, may be employee directors of the Company. The Committee may delegate to any such Subcommittee(s) the authority to grant Incentive Awards, to determine all terms of such Incentive Awards and/or to administer the Plan, pursuant to the terms of the Plan. Subject to the limitations of the Plan and the limitations of the Committee’s delegation, any such Subcommittee would have the full authority of the Committee pursuant to the terms of the Plan. Any such Subcommittee shall not, however, grant Incentive Awards on terms more favorable than Incentive Awards granted by the Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Committee. Any such Subcommittee shall be required to report to the Committee on any actions that the Subcommittee has taken.

(e)    The Committee may designate the Secretary of the Company or any other Company employee to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Incentive Awards made under the Plan or other documents entered into under the Plan on behalf of the Committee or the Company.

5.    Stock.

The Jacobs Common Stock to be issued, transferred and/or sold under the Plan shall be made available from authorized and unissued Jacobs Common Stock or from the Company’s treasury shares. The total number of shares of Jacobs Common Stock that may be issued or transferred under the Plan pursuant to Incentive Awards hereunder may not exceed 5,600,000 shares (subject to adjustment as described below). Such number of shares shall be subject to adjustment in accordance with this Section 5 and Section 12. Jacobs Common Stock subject to any unexercised portion of an Option that expires or is canceled, surrendered or terminated for any reason may again be subject to Incentive Awards granted under the Plan.

6.    Eligibility.

Incentive Awards may be granted or awarded to employees of the Company and its Related Companies.

In no event may Incentive Awards be granted or awarded to any Employee for more than one million shares in any one calendar year, subject to the adjustment provisions of Section 12 of the Plan.

7.    Grants of Options.

Each Option grant shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with the Plan, as the Committee may approve. Except as otherwise specifically provided in this Plan, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a)    Option Price.    The option price of all ISOs shall be 100% of the Fair Market Value of the Jacobs Common Stock on the date of grant. The option price of all NQSOs shall be not less than 85% of the Fair Market Value of the Jacobs Common Stock on the date of grant.

(b)    Duration of Options.    The duration of Options shall be determined by the Committee, but in no event shall the duration exceed ten (10) years from the date of its grant.

(c)    Other Terms and Conditions.    Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time, including, without limitation, provisions for accelerated vesting of Options, and provisions relating to the termination of Options for conduct deemed detrimental to the Company and/or its Related Companies; provided, however, that, except in the event of a Change in Control or the Disability or death of the employee, no Option shall be exercisable in whole or in part for a period of twelve (12) months from the date on which the Option is granted. The grant of an Option to any employee shall not affect in any way the right of the Company and any Related Company to terminate the employment of the holder thereof.

(d)    ISOs.    The Committee, with respect to each grant of an Option to an employee, shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. Each written instrument evidencing an ISO shall contain all terms and conditions required by Section 422 of the Internal Revenue Code of 1986, as amended. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO.

The Employee to whom an ISO is granted must be eligible to receive an ISO pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

The aggregate Fair Market Value (determined in each instance on the date on which an ISO is granted) of the Jacobs Common Stock with respect to which ISOs are first exercisable by any employee in any calendar year shall not exceed $100,000 for such employee. If any Majority-Owned Related Company of the Company shall adopt a stock option plan under which options constituting ISOs may be granted, the fair market value of the stock on which any such ISOs are granted and the times at which such ISOs will first become exercisable shall be taken into account in determining the maximum amount of ISOs that may be granted to the employee under this Plan in any calendar year.

8.    Exercises of Options.

(a)    An exercisable Option may be exercised in whole or in part. However, an Option may not be exercised in a manner that will result in fractional shares of Jacobs Common Stock being issued.

(b)    All, or any portion, of an exercisable Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Committee of all of the following: (i) notice of exercise in such form and in such manner as the Committee may authorize; (ii) payment of the exercise price for such Options being exercised; (iii) such representations and documents as the

Committee may, in its sole discretion, deem necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state, or foreign securities laws or regulations; and (iv) in the event that the Option is being exercised pursuant to Section 9 of the Plan by any person other than the Employee, proof deemed appropriate by the Committee in its sole discretion of the right of such person to exercise the Option.

(c)    The option price shall be paid in full at the time of exercise. Payment is to be made in cash or, at the discretion of the Committee and upon conditions established by it, by the delivery or constructive exchange of shares of Jacobs Common Stock acceptable to the Committee owned by the Employee for such period of time as may be established by the Committee.

(d)    The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any taxes which it determines are required in connection with an exercise of an Option, and an Optionee’s rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock that would otherwise be issuable to the employee by reason of the exercise.

If shares of Jacobs Common Stock are delivered or constructively exchanged to pay the option price, or if shares of Jacobs Common Stock otherwise issuable to the employee by reason of the exercise are withheld to satisfy tax liabilities, the value of the shares delivered or exchanged or that are withheld shall be computed using the Fair Market Value of the Jacobs Common Stock delivered or exchanged, or withheld, determined as of the date of exercise.

9.    Transferability of Incentive Awards.

Except as otherwise provided by the Committee:

(a)    Incentive Awards granted or awarded pursuant to the Plan shall not be transferable other than by will or by the laws of descent and distribution.

(b)    During the lifetime of an employee, an Option shall be exercisable only by the employee personally, or by the employee’s legal representative.

10.    Effect on Options of Termination of Employment, Other Changes of Employment or
Employer Status, Death, Retirement, or a Change in Control.

Schedule A, attached hereto, establishes the effects on outstanding Options of an Employee’s termination of employment, other changes of employment or employer status, death, Disability, Retirement, or a Change in Control, and is hereby incorporated by reference. The Committee may approve grants of Options containing terms and conditions different from, or in addition to, those set forth in Schedule A.

Notwithstanding the provisions of the foregoing paragraph, no Option may have a term of more than ten years.

In the case of leaves of absence, employees will not be deemed to have terminated employment unless the Committee, in its sole discretion, determines otherwise.

The Committee may, with the consent of the affected employee, modify the terms and conditions pertaining to the effect of an employee’s termination on the expiration or exercisability of an Option subsequent to the date of grant.

11.    No Rights as a Shareholder.

An employee or a transferee of an employee pursuant to Section 9 shall have no rights as a shareholder with respect to any Jacobs Common Stock covered by an Option or receivable upon the exercise of an Option until the employee or transferee shall have become the holder of record of such Jacobs Common Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Jacobs Common Stock for which the record date is prior to the date on which the employee or transferee shall have in fact become the holder of record of the share of Jacobs Common Stock acquired pursuant to the Incentive Award.

12.    Adjustment in the Number of Shares and in Option Price.

In the event there is any change in the shares of Jacobs Common Stock through the declaration of stock dividends, or stock splits or through recapitalization or merger or consolidation or combination of shares or spin-offs or otherwise, the Committee or the Board of Directors of the Company shall make such adjustment, if any, as it may deem appropriate in the number of shares of Jacobs Common Stock available for Options as well as the number of shares of Jacobs Common Stock subject to any outstanding Option and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares that might otherwise become subject to any Option without payment therefor.

13.    Awards of Restricted Stock.

(a)    An Incentive Award in the form of shares of Restricted Stock may be awarded under this Section 13 as determined by the Committee. The shares of Restricted Stock so issued shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, and in the event of termination of the Employee’s employment with the Company for any reason (including death and Disability unless the Committee in its sole discretion terminates the Forfeiture Restrictions following the death or Disability of such Employee), the Employee shall be obligated, for no consideration, to forfeit and surrender such shares (to the extent then subject to the Forfeiture Restrictions) to the Company. The restrictions against disposition and the obligation to forfeit and surrender shares to the Company are herein referred to as “Forfeiture Restrictions”, and the shares that are then subject to the Forfeiture Restrictions are herein sometimes referred to as “Restricted Stock.” Certificates representing Restricted Stock shall be appropriately legended to reflect the Forfeiture Restrictions.

(b)    The number of shares of Restricted Stock that may be awarded under this Plan shall be limited to 10% of the total number of shares authorized to be made subject to Incentive Awards under this Plan. Any shares of Restricted Stock awarded under this Plan that are forfeited shall again be available for reissuance as Restricted Stock.

(c)    The Forfeiture Restrictions with respect to Restricted Stock issued under this Section 13 shall lapse and be of no further force and effect upon the expiration of the period of time fixed by the Committee upon the issuance of such Restricted Stock.

(d)    Should the Employee’s employment with the Company or Related Company be terminated for any reason upon or within thirty-six (36) months following a Change in Control, then all remaining Forfeiture Restrictions, if any, shall be deemed to have lapsed.

(e)    In order to enforce the restrictions imposed upon shares of Restricted Stock, the Committee may require the recipient to enter into an escrow agreement providing that the certificates representing such shares of Restricted Stock shall remain in the physical custody of an escrow holder until any or all of the restrictions imposed pursuant to the Plan expire or shall have been removed.

(f)    The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any taxes which it determines are required in connection the lapse of Forfeiture Restrictions, and an Employee’s rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock as to which the Restrictions have lapsed.

(g)    If shares of Jacobs Common Stock are withheld to satisfy tax liabilities, the value of such shares shall be computed using the Fair Market Value of the Jacobs Common Stock on the date of Forfeiture Restrictions lapse.

(h)    All of the foregoing restrictions, terms and other conditions regarding shares of Restricted Stock shall be evidenced by a written instrument executed by the Company and the Employee and containing such terms and conditions, not inconsistent with the Plan, as the Committee shall approve.

14.    Amendments, Modifications and Termination of the Plan.

(a)    The Board of Directors of the Company or the Committee may terminate the Plan at any time. From time to time, the Board of Directors or the Committee may suspend the Plan, in whole or in part. From time to time, the Board of Directors or the Committee may amend the Plan, in whole or in part, including the adoption of amendments deemed necessary or desirable to qualify the Incentive Awards under the laws (including tax laws) of various countries and under rules and regulations promulgated by the Securities and Exchange Commission with respect to employees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Incentive Award granted hereunder, or for any other purpose or to any effect permitted by applicable laws and regulations, without the approval of the shareholders of the Company. However, in no event may additional shares of Jacobs Common Stock be allocated to the Plan, or may the minimum exercise price for Options be reduced, or may any outstanding Option be repriced or replaced without shareholder approval. Without limiting the foregoing, the Board of Directors or the Committee may make amendments applicable or inapplicable only to employees who are subject to Section 16 of the 1934 Act.

(b)    No amendment or termination or modification of the Plan shall in any manner affect any Incentive Award theretofore granted without the consent of the employee, except that the Committee may amend or modify the Plan in a manner that does affect Incentive Awards theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Incentive Awards affected thereby.

(c)    Grants of ISOs may be made under this Plan until December 2, 2009 or such earlier date as this Plan is terminated, and grants of NQSOs and awards of Restricted Stock may be made until all of the shares of Jacobs Common Stock authorized for issuance hereunder (adjusted as provided in Sections 5 and 12) have been issued or until this Plan is terminated, whichever first occurs. The Plan shall terminate when there are no longer Options outstanding under the Plan, or when there are no longer shares of Restricted Stock outstanding that are subject to Forfeiture Restrictions, unless earlier terminated by the Board or by the Committee.

15.    Non-U.S. Employees.

The Committee may determine, in its sole discretion, whether it is desirable or feasible under local law, custom or practice to grant or award Incentive Awards to Employees in countries other than the United States. In order to facilitate any such grants or awards, the Committee may provide for such modifications and additional terms and conditions (“special terms”) in the grant and award agreements to Employees who are employed outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary, appropriate or desirable to accommodate differences in, or otherwise comply with, local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub- plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for purposes of implementing any special terms or facilitating the grant or award of an Incentive Award, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board of Directors of the Company.

16.    Governing Law.

The Plan shall be governed by and shall construed and enforced in accordance with the laws of the State of Delaware without giving effect to its choice of law rules.

17.    Adoption of the Plan.

The Plan shall become effective upon its approval by the Board of Directors of the Company and a majority of the shares present at a duly called meeting of the shareholders of the Company held within twelve months of approval by the Board. However, Incentive Awards may be granted at any time following the approval of the Plan by the Board, but no shares may be issued pursuant to any Incentive Awards until the Plan has been approved by the shareholders, and all listing requirements of all securities exchanges on which the Jacobs Common Stock is listed have been satisfied.

SCHEDULE A
to the
JACOBS ENGINEERING GROUP INC.
1999 Stock Incentive Plan

Event	Impact on Vesting	Impact on Exercise Period
Employment terminates due to Retirement	Unvested Options are forfeited	Option expiration date provided in the grant agreement continues to apply

Employment terminates due to Disability or death	All Options become immediately vested	Option expiration date provided in the grant agreement continues to apply

Employment terminates upon, or within 36 months following, a Change in Control	All Options become immediately vested	Option expiration date provided in the grant agreement continues to apply

Employment terminates for reasons other than a Change in Control, Disability, Retirement, or death (for purposes of this section, the receipt of severance pay or similar compensation by the Optionee does not extend his or her termination date)
	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Optionee is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan)	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan)	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Employment transferred to a Related Company	Vesting continues after transfer	Option expiration date provided in the grant agreement continues to apply

Death after termination of employment but before Option has expired	Not applicable
Right of executor or administrator of estate (or other transferee permitted by Section 9) terminates on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) the Option expiration date that applied immediately prior to the death of the Optionee

EXHIBIT E

EXECUTIVE OFFICERS OF THE COMPANY

Pursuant to the requirements of Item 401(b) and 401(e) of Regulation S-K, the following information is being furnished with respect to the Company's executive officers:

Name	Age	Position with the Company	Year Joined the Registrant
Joseph J. Jacobs	86	Director and Chairman of the Board	1947
Noel G. Watson	66	Chief Executive Officer and Director	1965
Craig L. Martin	53	President and Director	1994
Thomas R. Hammond	51	Executive Vice President, Operations	1975
Richard J. Slater	56	Executive Vice President	1980
Walter C. Barber	61	Group Vice President, Asia	1999
Robert M. Clement	54	Group Vice President, International Operations	1990
Warren M. Dean	58	Group Vice President, Facilities	1994
Peter M. Evans	57	Group Vice President, Central Region	2001
Michael J. Higgins	58	Group Vice President, Civil	1994
George A. Kunberger, Jr.	50	Group Vice President, Northern Region	1975
Gregory J. Landry	54	Group Vice President, Field Services	1984
John McLachlan	56	Group Vice President, International Operations	1974
Robert T. McWhinney, Jr.	62	Group Vice President, Consulting Operations	2001
Laurence R. Sadoff	55	Group Vice President, Field Services	1993
H. Gerard Schwartz, Jr.	64	Group Vice President, Civil	1999
Rogers F. Starr	59	President, Sverdrup Technology, Inc.	1999
Philip J. Stassi	47	Group Vice President, Western Region	1977
Allyn B. Taylor	54	Group Vice President, Southern Region	1993
James W. Thiesing	58	Group Vice President, Federal Operations	1992
Andrew F. Kremer	45	Senior Vice President, Quality and Safety	1998
William C. Markley, III	57	Senior Vice President, General Counsel and Secretary	1981
Michael P. Miller	42	Senior Vice President, Information Technology	2001
John W. Prosser, Jr.	57	Senior Vice President, Finance and Administration and Treasurer	1974
Nazim G. Thawerbhoy	55	Senior Vice President and Controller	1979

All of the officers listed in the preceding table serve in their respective capacities at the pleasure of the Board of Directors and, with the exception of Messrs. Barber, Evans, Kremer, McWhinney, Miller, Schwartz, and Starr, have served in executive and senior management capacities with the Company for more than five years.

Prior to joining the Company in 1999, Mr. Barber served as President and Chief Executive Officer (“CEO”) of GTI, INC. (an environmental services firm) for more than five years. Prior to joining the Company in 2001, Mr. Evans served as President of Stone & Webster Engineers & Constructors, Inc. from February 1999 to May 2000; as Executive Vice President of Kellogg Brown & Root from October 1998 to February 1999; and as President and Chief Operating Officer of MW Kellogg from October 1996 to October 1998. In June 2000, Stone & Webster, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Prior to joining the Company in 1998, Mr. Kremer served as Vice President – Corporate Development for Diamond Fields International from August 1997 to November 1998, and as Vice President, Global Sales – Mining & Metals for Fluor Daniel from April 1996 to August 1997. Prior to

E-1

joining the Company in 2001, Mr. McWhinney served as President and CEO of Stone & Webster Management Consultants, Inc. from February 1997 to December 2000, and as Senior Vice President of International Resources Group, Ltd. from September 1995 to September 1996.

Prior to joining the Company in 2001, Mr. Miller served as Senior Vice President of Technology for Precision Response Corporation, a division of USA Networks, from April 1999 until he joined the Company. Mr. Miller served as Chief Technology Officer for Aegis Communications Group, Inc. from July 1997 to March 1999, and as Chief Information Officer for Softbank Exposition and Conference Company from August 1995 to March 1997. Prior to joining the Company in 1999, Messrs. Schwartz and Starr were part of the senior management of Sverdrup Corporation, or one of its subsidiaries, for more than five years.

E-2

EXHIBIT F

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

WITH REPORT OF INDEPENDENT AUDITORS

September 30, 2002

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

SELECTED HIGHLIGHTS

For the Years Ended September 30
(Dollars in thousands, except per share information)

	2002	2001	2000
Revenues	$4,555,661	$3,956,993	$3,418,942
Net earnings	109,690	87,760	50,981

Per share information(a):
Basic earnings per share	$2.03	$1.65	$0.97
Diluted earnings per share	1.98	1.61	0.96
Net book value	12.45	10.86	9.36
Closing year-end stock price	30.88	31.20	20.16

Total assets	$1,673,984	$1,557,040	$1,384,376
Stockholders’ equity	689,613	591,801	495,543
Return on average equity	17.12%	16.14%	10.80%
Number of stockholders of record	986	1,036	1,115

Backlog(b):
Technical, professional services	$3,045,600	$2,490,100	$2,217,200
Field services	3,628,600	3,422,400	3,212,900

Total	$6,674,200	$5,912,500	$5,430,100

Permanent staff	21,932	20,628	18,812

Net earnings for fiscal 2000 included an after-tax charge of $23.7 million, or $0.45 per diluted share, relating to the settlement of certain litigation.

(a)
Per share information for all prior fiscal years have been restated to reflect the Company’s two-for-one stock split effected in the form of a 100% stock dividend and distributed to stockholders on April 1, 2002.

(b)
In fiscal 2002, the Company began classifying as “field services” backlog, certain engineering and scientific and systems consulting activities relating to operations and maintenance contracts that had been classified previously as “technical, professional services” backlog. Backlog for fiscal years 1999, 2000 and 2001 have been reclassified to conform to the fiscal 2002 presentation.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

For the Years Ended September 30
(In thousands, except per share information)

	2002	2001	2000	1999	1998
Results of Operation:
Revenues	$4,555,661	$3,956,993	$3,418,942	$2,875,007	$2,101,145
Net earnings	109,690	87,760	50,981	65,445	54,385

Financial Position:
Current ratio	1.32 to 1	1.35 to 1	1.24 to 1	1.25 to 1	1.54 to 1
Working capital	$234,486	$245,500	$167,160	$144,638	$197,659
Current assets	974,903	946,159	851,023	729,620	566,007
Total assets	1,673,984	1,557,040	1,384,376	1,220,186	807,489
Long-term debt	85,732	164,308	146,820	135,371	26,221
Stockholders’ equity	689,613	591,801	495,543	448,717	371,405
Return on average equity	17.12%	16.14%	10.80%	15.96%	15.63%
Backlog(b):
Technical, professional services	$3,045,600	$2,490,100	$2,217,200	$1,628,100	$1,004,500
Field services	3,628,600	3,422,400	3,212,900	2,820,100	2,325,000

Total	$6,674,200	$5,912,500	$5,430,100	$4,448,200	$3,329,500

Per Share Information(a):
Basic earnings per share	$2.03	$1.65	$0.97	$1.27	$1.06
Diluted earnings per share	1.98	1.61	0.96	1.24	1.04
Stockholders’ equity	12.45	10.86	9.36	8.47	7.12
Average Number of Common Stock and Common Stock Equivalents Outstanding (Diluted)	55,396	54,496	52,947	52,956	52,192

Net earnings for fiscal 2000 included an after-tax charge of $23.7 million, or $0.45 per diluted share, relating to the settlement of certain litigation.

(a)
Per share information for all prior fiscal years have been restated to reflect the Company’s two-for-one stock split effected in the form of a 100% stock dividend and distributed to stockholders on April 1, 2002.

(b)
In fiscal 2002, the Company began classifying as “field services” backlog, certain engineering and scientific and systems consulting activities relating to operations and maintenance contracts that had been classified previously as “technical, professional services” backlog. Backlog for fiscal years 1999, 2000 and 2001 have been reclassified to conform to the fiscal 2002 presentation.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

For the Years Ended September 30
(In thousands, except per share information)

	1997	1996	1995	1994	1993
Results of Operation:
Revenues	$1,780,616	$1,798,970	$1,723,057	$1,165,754	$1,142,926
Net earnings	46,895	40,360	32,242	18,767	28,670

Financial Position:
Current ratio	1.56 to 1	1.68 to 1	1.44 to 1	1.41 to 1	1.61 to 1
Working capital	$178,203	$155,569	$113,339	$106,058	$100,688
Current assets	497,361	383,644	368,614	367,485	264,949
Total assets	737,643	572,505	533,947	504,364	351,020
Long-term debt	54,095	36,300	17,799	25,000	—
Stockholders’ equity	324,308	283,387	238,761	200,433	173,797
Return on average equity	15.43%	15.46%	14.68%	10.03%	18.28%
Backlog(b):
Technical, professional services	$912,057	$845,300	$828,400	$793,060	$736,600
Field services	2,137,943	1,904,900	1,796,600	1,706,940	1,122,000

Total	$3,050,000	$2,750,200	$2,625,000	$2,500,000	$1,858,600

Per Share Information(a):
Basic earnings per share	$0.91	$0.79	$0.64	$0.38	$0.58
Diluted earnings per share	0.90	0.78	0.64	0.37	0.57
Stockholders’ equity	6.24	5.47	4.70	3.98	3.48
Average Number of Common Stock and Common Stock Equivalents Outstanding (Diluted)	51,978	51,842	50,768	50,346	49,929

Net earnings for fiscal 1994 included special charges totaling $10.2 million, or $0.20 per diluted share.

(a)
Per share information for all prior fiscal years have been restated to reflect the Company’s two-for-one stock split effected in the form of a 100% stock dividend and distributed to stockholders on April 1, 2002.

(b)
In fiscal 2002, the Company began classifying as “field services” backlog, certain engineering and scientific and systems consulting activities relating to operations and maintenance contracts that had been classified previously as “technical, professional services” backlog. Backlog for fiscal years 1999, 2000 and 2001 have been reclassified to conform to the fiscal 2002 presentation.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

Critical Accounting Policies

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the Company’s consolidated financial statements, and the financial statements of any business entity performing long-term engineering and construction-type contracts, requires management to make estimates and judgments that affect both the entity’s results of operations as well as the carrying values of its assets and liabilities. Although the Company’s significant accounting polices are described in Note 1 of the Notes to Consolidated Financial Statements, the following discussion is intended to describe those accounting policies most critical to the preparation of the Company’s consolidated financial statements.

Revenue Accounting for Contracts—In accounting for long-term, engineering and construction-type contracts, the Company follows the provisions of the AICPA’s Statement of Position 81-1—Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In general, the Company recognizes revenues at the time it provides services. Depending on the commercial terms of the contracts, the Company recognizes revenues either when costs are incurred, or using the percentage-of-completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract losses are provided for in their entirety in the period they become known, without regard to the percentage-of-completion.

The nature of the Company’s business sometimes results in clients, subcontractors or vendors presenting claims against the Company for recovery of costs they incurred in excess of what they expected to incur, or for which they believe they are not contractually responsible. Similarly, and in the normal course of business, the Company may present claims to its clients for costs, which it has incurred, for which it believes it is not contractually responsible. In those situations where a claim against the Company may result in additional costs to the contract, the Company includes in the total estimated costs of the contract (and therefore, the estimated amount of margin to be realized) an estimate, based on the relevant facts and circumstances available, of the additional costs to be incurred. In those situations where the Company has incurred costs for which it believes the client, and not the Company, is contractually responsible, the Company may present a claim to the client for such costs. The Company will include in revenues the amount of costs incurred, without profit, to the extent it is probable that the claims will result in additional contract revenue, and the amount of such additional revenue can be reliably estimated. Costs associated with unapproved change orders are included in revenues using substantially the same criteria used for claims.

Certain cost-reimbursable contracts with the U.S. federal government, as well as certain commercial clients, provide that contract costs are subject to audit and adjustment. For all such contracts, revenues are recorded at the time services are performed based upon the amounts the Company expects to realize upon completion of the contracts. In those situations where an audit indicates the Company may have billed a client for costs not allowable under the terms and provisions of the contract, the Company will estimate the amount of such nonbillable costs and adjust its revenues accordingly.

As is common in the industry, the Company executes certain contracts jointly with third parties through partnerships and joint ventures. For certain of these contracts (i.e., where the Company has an undivided interest in the assets and liabilities of the venture), the Company recognizes its proportionate share of venture revenues, costs and operating profit in its consolidated statements of earnings.

For contracts that are not long-term, engineering and construction-type contracts, the Company recognizes revenues at the time services are provided. The Company includes in revenues an estimate of fees earned on the contracts based on milestones achieved or other conditions specified in the contract for determining the amount of fees earned and otherwise due.

Insurance Matters, Litigation and Contingencies—In the normal course of business, the Company is subject to certain contractual guarantees and litigation. Generally, such guarantees relate to project schedules and plant performance. Most of the litigation involves the Company as a defendant in workers’ compensation, personal injury and other similar lawsuits. The Company maintains insurance coverage for various aspects of its business and operations. However, the Company has elected to retain a portion of losses that may occur through the use of various deductibles, limits and retentions under its insurance programs. This situation may subject the Company to some future liability for which it is only partially insured, or completely uninsured.

In accordance with Statement of Financial Accounting Standards No. 5—Accounting for Contingencies, the Company records in its consolidated balance sheets amounts representing its estimated liability for claims, guarantees, costs and litigation. The Company employs qualified actuaries to assist it in determining the level of reserves to establish for both claims that are known and have been asserted against the Company, as well as for claims that are believed to have been incurred based on actuarial analysis, but have not yet been reported to the Company’s claims administrators as of the balance sheet date. The Company includes any adjustments to such insurance reserves in its consolidated results of operations.

Operations Outside the United States—In general, the Company’s exposure to fluctuating exchange rates relates primarily to the effects of translating the financial statements of its foreign subsidiaries, which are denominated in currencies other than the U.S. dollar, into the U.S. dollar. The Company follows the provisions of Statement of Financial Accounting Standards No. 52—Foreign Currency Translation in preparing its consolidated financial statements.

The Company believes its exposure to the effects that fluctuating foreign currencies may have on its consolidated results of operations is limited because the Company’s various operations invoice clients and satisfy their financial obligations primarily in their respective local currencies. In situations where the Company’s operations incur contract costs in currencies other than their functional currencies, the Company strives to have a portion of the related contract revenues denominated in the same currencies as the costs.

Results of Operations

The following table sets forth the Company’s revenues by type of service for each year ended September 30 (in thousands):

	2002	2001	2000
Project Services	$1,977,173	$1,807,831	$1,746,148
Construction	1,932,613	1,569,781	1,091,788
Operations and Maintenance	469,508	445,742	462,774
Process, Scientific and Systems Consulting	176,367	133,639	118,232

	$4,555,661	$3,956,993	$3,418,942

In general, project services revenues include revenues earned from engineering, design and architectural activities. Construction revenues include revenues earned from both traditional field construction and modular construction activities. Operations and maintenance (“O&M”) revenues include revenues from contracts requiring the Company to operate and maintain large, complex facilities on behalf of clients, as well as contracts involving process plant maintenance services and activities. Process, scientific and systems consulting services revenues include revenues earned from providing a variety of scientific and consulting services to clients.

In fiscal 2002, the Company began classifying certain elements of revenues as Construction that had been classified previously as Project Services. Revenues for fiscal 2001 and 2000 have been reclassified to conform to the fiscal 2002 presentation.

The Company focuses its services on certain industry groups and markets which the Company believes have sufficient common needs to permit cross-utilization of its resources. The following table sets forth the Company’s revenues by these industry groups and markets for each year ended September 30 (in thousands):

	2002	2001	2000
Oil & Gas, and Refining	$1,088,758	$451,103	$280,942
Federal Programs	973,514	732,362	614,048
Pharmaceuticals and Biotechnology	879,747	715,407	481,947
Chemicals and Polymers	556,011	653,573	693,034
Buildings	349,858	457,488	539,691
Infrastructure	325,029	246,420	238,278
Technology and Manufacturing	187,432	332,995	213,557
Pulp and Paper	72,350	182,456	254,861
Other	122,962	185,189	102,584

	$4,555,661	$3,956,993	$3,418,942

“Other” includes projects for clients operating in a number of industries, including food and beverage, and basic resources (such as mining, minerals and fertilizers).

Fiscal 2002 Compared to Fiscal 2001

On April 1, 2002, the Company completed a two-for-one stock split which was distributed in the form of a 100% stock dividend to stockholders of record on March 1, 2002. Accordingly, earnings per share calculations for all periods presented have been restated to give effect to the stock split retroactively. See Note 2 of the Notes to Consolidated Financial Statements for a discussion of the stock split transaction.

On October 31, 2001, the Company completed the acquisition of McDermott Engineers & Constructors (Canada) Limited (including Delta Catalytic and Delta Hudson Engineering; collectively, “Delta”). As more fully explained in Note 4 of the Notes to Consolidated Financial Statements, Delta provides engineering, construction, and maintenance services to clients in a variety of industries, with significant revenues attributable to clients in the upstream oil and gas, petroleum refining, energy and other industries.

The Company’s consolidated results of operations include those of Delta, GIBB and Stork Phase II from the dates of their respective acquisitions. The operations of Stork Phase II and GIBB were acquired and consolidated in the second and third quarters, respectively, of fiscal 2001. The Company’s operating results during the current and prior fiscal periods were not significantly impacted by the operations of Stork Phase II and GIBB. See Note 4 of the Notes to Consolidated Financial Statements for a discussion of the Stork and GIBB transactions.

The Company recorded net earnings of $109.7 million, or $1.98 per diluted share, for the fiscal year ended September 30, 2002, compared to net earnings of $87.8 million, or $1.61 per diluted share for fiscal 2001.

Effective October 1, 2001, the Company eliminated the amortization of goodwill in accordance with Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets. The Company’s results of operations for prior years have not been restated. Goodwill amortization on a pre-tax basis was $7.6 million ($4.9 million after-tax) in fiscal 2001, and $6.9 million ($4.4 million after-tax) in fiscal 2000. See Note 1 of the Notes to Consolidated Financial Statements for additional discussion of SFAS 142.

Total revenues for fiscal 2002 increased by $598.7 million, or 15.1%, to $4.6 billion, compared to total revenues of $4.0 billion in fiscal 2001. Approximately 12.4%, or $564.1 million of revenues in fiscal 2002 were generated by Delta’s operations.

Selling, general and administrative (“SG&A”) expenses for fiscal 2002 increased by $50.5 million, or 14.0%, to $411.3 million, compared to $360.8 million for fiscal 2001. The increase in SG&A expenses during the current fiscal year reflects the inclusion of the operations of Delta, GIBB and Stork Phase II, which contributed a combined total of $40.2 million to SG&A expenses. Excluding the impact of the Delta and GIBB acquisitions, and the impact of eliminating goodwill amortization in fiscal 2002, SG&A expenses increased by $31.6 million, or 9.3%, in fiscal 2002. As a percentage of revenues, consolidated SG&A expenses was 9.0% in fiscal 2002, compared to 9.1% in fiscal 2001.

During fiscal 2002, the Company’s operating profit (defined as revenues, less direct costs of contracts and SG&A expenses) increased by $28.5 million, or 19.8%, to $172.4 million, compared to $143.9 million in fiscal 2001. The increase in the Company’s operating profit for fiscal 2002 compared to fiscal 2001 was due primarily to increases in business volume, combined with the elimination of goodwill amortization, and with keeping direct costs of contracts and SG&A expenses as percentages of revenues at approximately the same levels as fiscal 2001. Operating profit was 3.8% of revenues in fiscal 2002, compared to 3.6% of revenues in fiscal 2001. Excluding the impact of goodwill amortization on last year’s results, operating profit would have been 3.8% of revenues in fiscal 2001.

During fiscal 2002, interest expense decreased by $4.2 million, or 36.0%, to $7.5 million, compared to interest expense of $11.7 million during fiscal 2001. The decrease in interest expense was due to significantly reduced borrowing levels. At September 30, 2002, the Company had total debt of $91.7 million, compared to $184.0 million at September 30, 2001. The Company financed the Delta acquisition in October 2001 with a new, short-term $50.0 million credit facility. By September 2002, the Company had converted this credit facility to a long-term, $45.0 million facility due in January 2004. At September 30, 2002, this long-term facility had an outstanding balance of $28.1 million bearing interest of 3.4%. At September 30, 2002 and 2001, outstanding borrowings (and the associated interest rates) under the $230.0 million revolving credit facility were $57.6 million (bearing interest of 4.0%), and $164.3 million (bearing interest of 4.1%), respectively. See Note 7 of the Notes to Consolidated Financial Statements for additional information on the Company’s borrowings.

The Company recorded income tax expense of $59.1 million and $50.4 million in fiscal 2002 and 2001, respectively. The Company’s overall effective tax rate was 35.0% for fiscal 2002, compared to an effective tax rate of 36.5% for fiscal 2001.

Fiscal 2001 Compared to Fiscal 2000

On May 3, 2001, the Company completed the purchase from LawGibb Group Inc. of substantially all of its international engineering and construction management business (the “GIBB” businesses). The Company’s consolidated results of operations for fiscal 2001, which included the results of GIBB’s operations since the date of acquisition, were not significantly impacted by GIBB’s operations. The Company’s consolidated revenues for fiscal 2001 included $46.1 million of revenues from GIBB’s operations.

On February 23, 2001, the Company finalized the second phase of the two-part transaction to acquire from Stork N.V., the Netherlands all of its engineering and contracting business (“Stork Phase II”). The first phase was completed in February 2000. The Company’s consolidated results of operations for fiscal 2001 included the operating results of Stork Phase II since the date of acquisition. The Company’s consolidated results of operations for both fiscal 2001 and 2000 were not significantly impacted by Stork’s operations. The Company’s consolidated revenues for fiscal 2001 included $36.4 million of revenues from Stork Phase II operations.

The Company recorded net earnings of $87.8 million, or $1.61 per diluted share for the fiscal year ended September 30, 2001, compared to net earnings of $51.0 million, or $0.96 per diluted share for fiscal 2000.

Net earnings for the prior year included a first-quarter, pre-tax provision for litigation settlement of $38.0 million ($23.7 million after-tax). Excluding the after-tax impact of this special litigation charge, the Company’s operations during fiscal 2000 resulted in pro forma net earnings of $74.7 million, or $1.41 per diluted share.

Total revenues for fiscal 2001 increased by $538.1 million, or 15.7%, to $4.0 billion, compared to $3.4 billion for fiscal 2000. The Stork Phase II and GIBB transactions contributed approximately $80.8 million of revenues during fiscal 2001.

As a percentage of revenues, direct costs of contracts were 87.2% for fiscal 2001 as compared to 87.3% for fiscal 2000. The percentage relationship between direct costs of contracts and revenues generally fluctuate between reporting periods depending on a variety of factors including the mix of business during the reporting periods being compared, as well as the level of margins earned from the various types of services provided by the Company.

SG&A expenses for fiscal 2001 increased by $49.7 million, or 16.0%, to $360.8 million, compared to $311.1 million for fiscal 2000. Approximately $19.9 million, or 40% of the increase in SG&A expenses was attributable to the Stork Phase II and GIBB operations. However, as a percentage of revenues, SG&A expenses for fiscal 2001 remained at the prior fiscal year level of 9.1%, reflecting the Company’s continuing efforts to control costs.

During fiscal 2001, the Company’s operating profit increased by $19.2 million, or 15.4%, to $143.9 million, compared to $124.6 million in fiscal 2000. The increase in the Company’s operating profit for fiscal 2001 was due primarily to significant increases in business volume while keeping direct costs of contracts and SG&A expenses as percentages of revenues at approximately the same levels as fiscal 2000.

During fiscal 2001, interest expense increased minimally by 2.5%, or $0.3 million, to $11.7 million, compared to $11.4 million in fiscal 2000, due to additional borrowings from the Company’s $230.0 million revolving credit facility at lower interest rates. At September 30, 2001 and 2000, outstanding borrowings (and the associated interest rates) under this facility were $164.3 million (bearing interest at 4.1%) and $138.9 million (bearing interest at 8.2%), respectively. During fiscal 2001, the Company borrowed $162.4 million from the same facility, primarily to partially finance the GIBB acquisition for approximately $20.3 million, to fund $9.5 million of stock repurchases as discussed below, and the balance to cover working capital requirements.

The Company recorded income tax expense of $50.4 million and $30.3 million in fiscal 2001 and 2000, respectively. The Company’s overall effective tax rate was 36.5% for fiscal 2001, compared to an effective tax rate of 37.3% for fiscal 2000.

Backlog

Backlog represents the total dollar amount of revenues the Company expects to record in the future as a result of performing work under contracts that have been awarded to it. The Company’s policy with respect to O&M contracts, however, is to include in backlog the amount of revenues it expects to receive for one succeeding year, regardless of the remaining life of the contract. For federal programs (other than federal O&M contracts), the Company’s policy is to include in backlog the full contract award, whether funded or unfunded, and exclude option periods.

In accordance with industry practice, substantially all of the Company’s contracts are subject to cancellation or termination at the option of the client. However, the Company has not experienced cancellations that have had a material effect on the reported backlog amounts. In a situation where a client terminates a contract, the Company would ordinarily be entitled to receive payment for work performed up to the date of termination and, in certain instances, may be entitled to allowable termination and cancellation costs. While management uses all information available to it to determine backlog, the Company’s backlog at any given time is subject to changes in the scope of services to be provided as well as increases or decreases in costs relating to the contracts included therein.

The following table summarizes the Company’s total backlog at September 30, 2002, 2001 and 2000 (in millions):

	2002	2001	2000
Technical, professional services	$3,045.6	$2,490.1	$2,217.2
Total	6,674.2	5,912.5	5,430.1

In fiscal 2002, the Company began classifying as “field services” backlog, certain engineering and scientific and systems consulting activities relating to operations and maintenance contracts that had been classified previously as “technical, professional services” backlog. Backlog for fiscal years 2001 and 2000 have been reclassified to conform to the fiscal 2002 presentation.

Total backlog at September 30, 2002 included approximately $1.8 billion, or 27.6% of total backlog, relating to work to be performed either directly or indirectly for the U.S. federal government and its agencies. This compares to approximately $1.9 billion (or 32.4%) and $1.4 billion (or 26.4%) of U.S. federal backlog at September 30, 2001 and 2000, respectively. Most of these federal contracts extend beyond one year. In general, these contracts must be funded annually (i.e., the amounts to be spent under the contract must be appropriated by Congress to the procuring agency, and then the agency must allot these sums to the specific contracts).

The Company’s backlog for fiscal 2002 increased by $761.7 million, or 12.9%, to $6.7 billion, compared to fiscal 2001, and increased in fiscal 2001 by $482.4 million, or 8.9%, to $5.9 billion, compared to fiscal 2000. The increase in fiscal 2002 as compared to fiscal 2001 was attributable primarily to energy and refining backlog added as a result of the Delta acquisition, combined with new awards in both the civil and infrastructure, and the U.S. federal programs sectors of the Company’s business. The increase in fiscal 2001 as compared to fiscal 2000 was attributable primarily to new awards in the defense and aerospace, and exploration, production and refining areas of the Company’s business, and the impact of the acquisitions of Stork and GIBB.

The Company estimates that approximately $3.7 billion, or 55.7% of total backlog at September 30, 2002 will be realized as revenues within the next fiscal year.

Effects of Inflation

During fiscal 2002 and 2001, approximately 85% and 81%, respectively, of the Company’s consolidated revenues were realized from cost-reimbursable type contracts. Because a significant portion of the Company’s revenues continues to be earned under cost-reimbursable type contracts, the effects of inflation on the Company’s financial condition and results of operations have been generally low. However, as the Company expands its business into markets and geographic areas where fixed-price and lump-sum work is more prevalent, inflation may begin to have a larger impact on the Company’s results of operations. To the extent permitted by competition, the Company intends to continue to emphasize contracts which are either cost-reimbursable or negotiated fixed-price. For contracts with fixed-price and lump-sum terms, the Company monitors closely the actual costs on the project as compared to the original estimates. On these projects, the Company also attempts to secure fixed-price commitments from key subcontractors and vendors. However, due to the competitive nature of the Company’s business, combined with the fluctuating demands and prices associated with personnel, equipment and materials the Company traditionally needs in order to perform on its contracts, there can be no guarantee that inflation will not effect the Company’s results of operations in the future.

Liquidity and Capital Resources

During fiscal 2002, the Company’s cash and cash equivalents decreased by $0.8 million, to $48.5 million. This compares to a net decrease of $16.6 million, to $49.3 million, during fiscal 2001, and to a net increase of $12.4 million, to $65.8 million during fiscal 2000. During fiscal 2002, the Company experienced net cash outflows from investing and financing activities, and the effect on cash of exchange rate changes, of $92.5 million, $64.7 million, and $4.3 million, respectively. These outflows were offset by net cash inflows from operating activities of $160.8 million.

Operations resulted in net cash inflows of $160.8 million during fiscal 2002. This compares to net cash inflows of $15.1 million and $81.3 million during fiscal 2001 and 2000, respectively. The $145.7 million increase in cash provided by operations in fiscal 2002 as compared to fiscal 2001 was due primarily to an increase in inflows of $135.7 million relating to the timing of cash receipts and payments within the Company’s working capital accounts, increases in net earnings and depreciation and amortization of fixed assets of $21.9 million and $3.7 million, respectively, partially offset by decreases in inflows relating to deferred income taxes, and to the elimination of the amortization of goodwill, of $7.7 million and $7.6 million, respectively.

The Company’s investing activities resulted in net cash outflows of $92.5 million during fiscal 2002. This compares to net cash outflows of $63.6 million and $106.7 million during fiscal 2001 and 2000, respectively. The net increase of $28.9 million in cash used for investing activities during fiscal 2002 as compared to fiscal 2001 was due primarily to a net increase in other noncurrent assets of $16.1 million, an increase of $14.9 million in net cash used for acquisitions, and a decrease in disposals of property and equipment of $12.1 million. These outflows were partially offset by a decrease of $7.3 million in additions to property and equipment, an increase of $5.5 million in proceeds from sales of investments, and a decrease of $1.5 million in purchases of investments.

The Company’s financing activities resulted in net cash outflows of $64.7 million during fiscal 2002. This compares to net cash inflows of $32.2 million and $42.8 million during fiscal 2001 and 2000, respectively. The $96.9 million net increase in cash used for financing activities during fiscal 2002 as compared to fiscal 2001 was due primarily to increases in repayments of long-term borrowings of $397.3 million. These outflows were partially offset by increases in proceeds from long-term and short-term borrowings of $262.5 million and $24.1 million, respectively, and by decreases in purchases of common stock for treasury, and an increase in proceeds from issuances of common stock of $7.5 million and $3.5 million, respectively. Total borrowing activity for fiscal 2002 resulted in net repayments of $93.6 million, compared to net additional borrowings of $17.1 million and $35.3 million, in fiscal 2001 and 2000, respectively.

The Company believes it has adequate capital resources to fund its operations in fiscal 2003 and beyond. The Company’s consolidated working capital position was $234.5 million at September 30, 2002. As discussed earlier, the Company has long-term, revolving credit facilities totaling $275.0 million at September 30, 2002, against which $85.7 million was outstanding at that date in the form of direct borrowings. At September 30, 2002, the Company had $46.2 million available through committed short-term credit facilities, against which $6.0 million was outstanding in the form of direct borrowings.

Under its stock repurchase program, the Company is authorized to buy-back up to 6.0 million shares of its common stock in the open market. Repurchases of common stock will be financed from existing credit facilities and available cash balances. From inception of the program through September 30, 2002, the Company had repurchased a total of 3,732,400 shares of its common stock in the open market at a total cost of $59.0 million. During fiscal 2002, the Company repurchased 61,000 shares of its common stock at a total cost of $2.0 million. Substantially all shares of common stock held in treasury were eventually reissued for the Company’s employee stock purchase and incentive stock plans.

The Company has filed a protective claim with the Internal Revenue Service. The nature of the claim involves monies the Company believes it is due from the government relating to the research and development tax credit for fiscal years 1991 through 1998. Although the Company has been working on quantifying the amount of the credit, the final tax refund amount has not yet been determined. Based on a preliminary review of the information available, the ultimate refund amount may have a significant and positive effect on the Company’s overall liquidity.

Current Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143—Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expense over the life of the asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

In October 2001, the FASB issued SFAS No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 supercedes SFAS No. 121—Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 144 requires that long-lived assets be reported at the lower of the carrying amount or fair value, less costs to sell, whether included in continuing operations or in discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001.

In July 2002, the FASB issued Statements of Financial Accounting Standards No. 146—Accounting for Costs Associated with Exit and Disposal Activities (“SFAS 146”). SFAS 146 revises the accounting for exit and disposal activities under EITF Issue No. 94-3—Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Under SFAS 146, a formal commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a cost for most exit and disposal costs. Instead, companies will record exit or disposal costs when they are incurred and can be measured at fair value, and will subsequently adjust the recorded liability for changes in estimated cash flows. The provisions of SFAS 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS 146 and liabilities that a company previously recorded under EITF Issue No. 94-3 are not affected.

The Company does not believe the adoption of any of the aforementioned standards will have a material effect on its consolidated financial statements.

Forward-Looking Statements

Statements included in this Management’s Discussion and Analysis that are not based on historical facts are “forward-looking statements”, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current estimates, expectations and projections about the issues discussed, the industries in which the Company’s clients operate and the services the Company provides. By their nature, such forward-looking statements involve risks and uncertainties. The Company has tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance in connection with any discussion of future operating or financial performance. The Company cautions the reader that a variety of factors could cause business conditions and results to differ materially from what is contained in its forward-looking statements including the following:

•	increase in competition by foreign and domestic competitors;

•	changes in global business, economic, political and social conditions;

•	availability of qualified engineers, architects, designers and other professional staff needed to execute contracts;

•	the timing of new awards and the funding of such awards;

•	cancellations of, or changes in the scope to, existing contracts;

•	the ability of the Company to meet performance or schedule guarantees;

•	cost overruns on fixed, maximum or unit priced contracts;

•	the outcome of pending and future litigation and any governmental audits, investigations, or proceedings;

•	the cyclical nature of the individual markets in which the Company’s clients operate;

•	delays or defaults by clients in making payments due under contracts; and

•	the successful closing and/or subsequent integration of any merger or acquisition transaction.

The preceding list is not all-inclusive, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this Management’s Discussion and Analysis should also read the Company’s most recent Annual Report on Form 10-K for a further description of the Company’s business, legal proceedings and other information that describes factors that could cause actual results to differ from such forward-looking statements.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2002 and 2001
(In thousands, except share information)

	2002	2001
ASSETS
Current Assets:
Cash and cash equivalents	$48,469	$49,263
Receivables	845,360	817,160
Deferred income taxes	66,609	64,651
Prepaid expenses and other	14,465	15,085

Total current assets	974,903	946,159

Property, Equipment and Improvements, Net	149,905	149,979

Other Noncurrent Assets:
Goodwill, net	390,953	317,664
Other	158,223	143,238

Total other noncurrent assets	549,176	460,902

	$1,673,984	$1,557,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$5,962	$19,688
Accounts payable	229,579	197,712
Accrued liabilities	322,618	295,763
Billings in excess of costs	155,114	163,833
Income taxes payable	27,144	23,663

Total current liabilities	740,417	700,659

Long-term Debt	85,732	164,308

Other Deferred Liabilities	152,340	95,174

Minority Interests	5,882	5,098

Commitments and Contingencies
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized—1,000,000 shares; issued and outstanding—none	—	—
Common stock, $1 par value, authorized—100,000,000 shares; issued and outstanding—54,765,374 shares and 26,872,358 shares, respectively	54,765	26,872
Additional paid-in capital	110,778	105,612
Retained earnings	568,957	472,010
Accumulated other comprehensive loss	(42,582)	(10,620)

	691,918	593,874
Unearned compensation	(2,305)	(2,073)

Total stockholders’ equity	689,613	591,801

	$1,673,984	$1,557,040

See the accompanying Notes to Consolidated Financial Statements.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Years Ended September 30, 2002, 2001 and 2000
(In thousands, except per share information)

	2002	2001	2000
Revenues	$4,555,661	$3,956,993	$3,418,942
Costs and Expenses:
Direct costs of contracts	(3,971,984)	(3,452,320)	(2,983,247)
Selling, general and administrative expenses	(411,307)	(360,821)	(311,082)

Operating Profit	172,370	143,852	124,613

Other (Expense) Income:
Interest income	2,359	3,718	3,961
Interest expense	(7,496)	(11,705)	(11,420)
Miscellaneous income, net	1,521	2,341	2,168
Provision for litigation settlement	—	—	(38,000)

Total other expense, net	(3,616)	(5,646)	(43,291)

Earnings Before Taxes	168,754	138,206	81,322
Income Tax Expense	(59,064)	(50,446)	(30,341)

Net Earnings	$109,690	$87,760	$50,981

Net Earnings Per Share:
Basic	$2.03	$1.65	$0.97
Diluted	$1.98	$1.61	$0.96

See the accompanying Notes to Consolidated Financial Statements.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended September 30, 2002, 2001 and 2000
(In thousands)

	2002	2001	2000
Net Earnings	$109,690	$87,760	$50,981

Other Comprehensive (Loss) Income:
Unrealized holding gains on securities	816	2,395	3,556
Less—reclassification adjustment for gains realized in net earnings	(3,667)	(2,083)	(1,455)

Unrealized (loss) gains on securities, net of reclassification adjustment	(2,851)	312	2,101
Foreign currency translation adjustments	1,048	(324)	(8,236)
Minimum pension liability adjustment	(47,904)	—	—

Other Comprehensive Loss Before Income Taxes	(49,707)	(12)	(6,135)
Income Tax Benefit (Expense) Relating to Other Comprehensive Loss	17,745	(93)	(785)

Other Comprehensive Loss	(31,962)	(105)	(6,920)

Total Comprehensive Income	$77,728	$87,655	$44,061

See the accompanying Notes to Consolidated Financial Statements.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended September 30, 2002, 2001 and 2000
(In thousands)

	2002	2001	2000
Common Stock:
Balance at the beginning of the year	$26,872	$26,386	$26,143
Two-for-one stock split, paid in the form of a stock dividend (see Note 2)	27,137	—	—
Issuances under stock purchase and stock option plans, net	892	625	440
Repurchases under stock plans	(158)	(187)	(197)
Issuances of restricted stock, net of forfeitures	22	48	—

Balance at the end of the year	54,765	26,872	26,386

Additional Paid-in Capital:
Balance at the beginning of the year	105,612	79,352	68,049
Two-for-one stock split, paid in the form of a stock dividend (see Note 2)	(27,137)	—	—
Issuances of common stock under stock purchase and stock option plans, net	31,957	24,910	12,078
Repurchases of common stock under stock plans	(543)	(696)	(764)
Issuances of restricted stock, net of forfeitures	889	2,046	(11)

Balance at the end of the year	110,778	105,612	79,352

Retained Earnings:
Balance at the beginning of the year	472,010	400,791	358,958
Net earnings	109,690	87,760	50,981
Issuances of treasury stock for option exercises	(380)	(1,381)	(2,922)
Repurchases of common stock under stock plans	(12,363)	(15,160)	(6,226)

Balance at the end of the year	568,957	472,010	400,791

Accumulated Other Comprehensive (Loss) Income:
Balance at the beginning of the year	(10,620)	(10,515)	(3,595)
Foreign currency translation adjustments	1,048	(324)	(8,236)
Net unrealized (losses) gains on securities	(1,783)	219	1,316
Minimum pension liability adjustment	(31,227)	—	—

Balance at the end of the year	(42,582)	(10,620)	(10,515)

Unearned Compensation:
Balance at the beginning of the year	(2,073)	(471)	(838)
Issuances of restricted stock	(911)	(2,094)	(153)
Amortization	679	492	520

Balance at the end of the year	(2,305)	(2,073)	(471)

Treasury Stock, at Cost:
Balance at the beginning of the year	—	—	—
Purchases of common stock for treasury	(2,003)	(9,523)	(13,714)
Reissuances of treasury stock for stock option exercises	2,003	9,523	13,714

Balance at the end of the year	—	—	—

Total Stockholders’ Equity	$689,613	$591,801	$495,543

See the accompanying Notes to Consolidated Financial Statements.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended September 30, 2002, 2001 and 2000
(In thousands)

	2002	2001	2000
Cash Flows from Operating Activities:
Net earnings	$109,690	$87,760	$50,981
Adjustments to reconcile net earnings to net cash flows from operations:
Depreciation and amortization of property, equipment and improvements	35,087	31,388	33,192
Amortization of goodwill	—	7,552	6,906
Gains on sales of assets	(3,922)	(3,318)	(3,143)
Changes in assets and liabilities, excluding the effects of businesses acquired:
Receivables	36,935	(68,669)	(105,541)
Prepaid expenses and other current assets	4,187	(1,482)	142
Accounts payable	11,458	(27,849)	35,807
Accrued liabilities	(12,301)	(17,906)	(10,497)
Billings in excess of costs	(24,850)	(7,313)	50,134
Income taxes payable	7,438	10,356	8,526
Deferred income taxes	(3,639)	4,097	14,437
Other, net	680	492	357

Net cash provided by operating activities	160,763	15,108	81,301

Cash Flows from Investing Activities:
Acquisition of businesses, net of cash acquired	(43,529)	(28,605)	(27,284)
Additions to property and equipment	(37,182)	(44,451)	(44,369)
Disposals of property and equipment	5,376	17,506	3,357
Net increase in other, non-current assets	(23,009)	(6,892)	(33,806)
Purchases of investments	(2,686)	(4,209)	(7,772)
Proceeds from sales of investments	8,499	3,023	3,169

Net cash used for investing activities	(92,531)	(63,628)	(106,705)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	424,892	162,403	103,900
Repayments of long-term borrowings	(542,791)	(145,516)	(78,244)
Net change in short-term borrowings	24,288	235	9,622
Proceeds from issuances of common stock	21,672	18,198	16,006
Purchases of common stock for treasury	(2,003)	(9,523)	(13,714)
Other, net	9,239	6,354	5,277

Net cash (used for) provided by investing activities	(64,703)	32,151	42,847

Effect of Exchange Rate Changes	(4,323)	(216)	(5,077)

(Decrease) Increase in Cash and Cash Equivalents	(794)	(16,585)	12,366
Cash and Cash Equivalents at Beginning of Period	49,263	65,848	53,482

Cash and Cash Equivalents at End of Period	$48,469	$49,263	$65,848

See the accompanying Notes to Consolidated Financial Statements.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Jacobs Engineering Group Inc. and its subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated.

Description of the Business

The Company’s principal business is to provide a broad range of technical, professional, and construction services. Such services include engineering, design, and architectural services; construction and construction management services; operations and maintenance services; and process, scientific, and systems consulting services. The Company provides its services primarily through offices and subsidiaries located in the United States, Canada, Europe, Asia, Mexico and Australia. The Company provides its services under cost-reimbursable, cost-reimbursable with a guaranteed maximum price, and fixed-price contracts. The percentage of revenues realized from each of these types of contracts for each `year ended September 30 was as follows:

	2002	2001	2000
Cost-reimbursable	85%	81%	77%
Fixed-price	13	16	18
Guaranteed maximum price	2	3	5

Revenue Accounting for Contracts

In general, the Company recognizes revenues at the time services are performed. On cost-reimbursable contracts, revenue is recognized as costs are incurred, and includes applicable fees earned through the date services are provided. On fixed-price contracts, revenues are recorded using the percentage-of-completion method of accounting by relating contract costs incurred to date to total estimated contract costs at completion. Contract costs may include both direct and indirect costs. Contract losses are provided for in their entirety in the period they become known, without regard to the percentage-of-completion. The Company recognizes as revenues costs associated with claims and unapproved change orders to the extent it is probable that such claims and change orders will result in additional contract revenue, and the amount of such additional revenue can be reliably estimated.

Some of the Company’s contracts with the U.S. federal government, as well as certain contracts with commercial clients, provide that contract costs (including indirect costs) are subject to audit and adjustment. For all such contracts, revenues have been recorded at the time services were performed based upon those amounts expected to be realized upon completion of the contracts.

As is common in the industry, the Company executes certain contracts jointly with third parties through partnerships and joint ventures. For certain of these contracts (i.e., where the Company has an undivided interest in the assets and liabilities of the venture), the Company recognizes its proportionate share of venture revenues, costs and operating profit in its consolidated statements of earnings.

When the Company is directly responsible for subcontractor labor, or third-party materials and equipment, the Company reflects the costs of such items in both revenues and costs. On other projects, where the client elects to pay for such items directly and the Company has no associated

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

responsibility for such items, these amounts are not reflected in either revenues or costs. The amount of such “pass-through” costs included in revenues during fiscal 2002, 2001 and 2000 totaled $1.5 billion, $1.3 billion and $1.4 billion, respectively.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Cash equivalents at September 30, 2002 and 2001 consisted primarily of time certificates of deposit.

Marketable Securities and Investments

The Company’s investments in equity and debt securities are classified as trading securities, held-to-maturity securities or available-for-sale securities. Management determines the appropriate classification of all its investments at the time of purchase and reviews such designations at each balance sheet date.

Trading securities are recorded at fair value. Changes in the fair value of trading securities are recognized in earnings in the period in which the change occurs and is included in “Miscellaneous income, net “ in the accompanying consolidated statements of earnings.

Held-to-maturity securities and available-for-sale securities are included as long-term investments in “Other Noncurrent Assets” in the accompanying consolidated balance sheets. Held-to-maturity securities are carried at cost, or amortized cost, adjusted for the amortization (accretion) of any related premiums (discounts) over the estimated remaining period until maturity. Marketable equity securities that are not held for trading, and debt securities that are not classified as held-to-maturity, are classified as available-for-sale securities. Securities designated as available-for-sale are recorded at fair value. Changes in the fair value of securities available-for-sale are recorded as unrealized gains or losses, net of the related tax effect in “Accumulated Other Comprehensive (Loss) Income” in the accompanying consolidated statements of changes in stockholders’ equity.

Receivables and Billings in Excess of Costs

Included in “Receivables” in the accompanying consolidated balance sheets at September 30, 2002 and 2001 were $440.9 million and $420.6 million, respectively, representing amounts earned and reimbursable under contracts in progress at the respective balance sheet dates. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Included in these unbilled receivables at September 30, 2002 and 2001 were contract retentions totaling $24.2 million and $6.6 million, respectively. The Company anticipates that substantially all of such unbilled amounts will be billed and collected over the next twelve months.

“Billings in excess of costs” represent cash collected from clients on contracts in advance of revenues earned thereon, as well as advanced billings to clients in excess of costs and earnings on uncompleted contracts. The Company anticipates that substantially all such amounts will be earned over the next twelve months.

Amounts due from the U.S. federal government included in “Receivables” in the accompanying consolidated balance sheets totaled $141.2 million and $137.4 million at September 30, 2002 and 2001, respectively.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with industry practice, the Company includes in “Receivables” claims representing the recovery of costs incurred on contracts to the extent it is probable that such claims will result in additional contract revenue and the amount of such additional revenues can be reliably estimated. Such amounts included in “Receivables” in the accompanying consolidated balance sheets totaled $25.3 million and $10.6 million at September 30, 2002 and 2001, respectively, of which $18.4 million and $7.3 million, respectively, relate to one claim on a project being performed in Europe.

Property, Equipment and Improvements

Property, equipment and improvements are stated at cost in the accompanying consolidated balance sheets. Depreciation and amortization of property and equipment is computed primarily by using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease. Estimated useful lives range from 20 to 40 years for buildings, from 3 to 10 years for equipment and from 4 to 10 years for leasehold improvements.

Goodwill

Effective October 1, 2001, with the adoption of Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets (“SFAS 142”), goodwill is no longer amortized, but instead tested for impairment using a fair value approach in accordance with SFAS 142. There was no impairment of goodwill upon adoption of SFAS 142.

The Company’s results for prior years have not been restated for SFAS 142. Goodwill amortization on a pre-tax basis was $7.6 million ($4.9 million after-tax) in fiscal 2001, and $6.9 million ($4.4 million after-tax) in fiscal 2000. Had goodwill amortization not been recorded in fiscal 2001 and 2000, net earnings would have been $94.0 million (or $1.73 per diluted share) and $56.0 million (or $1.06 per diluted share), respectively.

Earnings Per Share

Earnings per share (“EPS”) is calculated in accordance with Statement of Financial Accounting Standards No. 128—Earnings per Share. Basic EPS is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted EPS gives effect to all dilutive securities that were outstanding during the period. The Company’s dilutive securities consisted solely of nonqualified stock options.

Stock-based Compensation

The Company accounts for stock issued to employees and outside directors in accordance with APB Opinion No. 25—Accounting for Stock Issued to Employees (“APB 25”). Accordingly, compensation cost is measured based on the excess, if any, of the market price of the Company’s common stock over the exercise price of a stock option, determined on the date the option is granted. With respect to the issuance of restricted stock, unearned compensation expense equivalent to the market value of the stock issued on the date of award is charged to stockholders’ equity and subsequently amortized against earnings over the periods during which the restrictions lapse. During fiscal years 2002, 2001 and 2000, the Company recognized compensation expense on restricted stock of $0.7 million, $0.5 million and $0.5 million, respectively.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentrations of Credit Risk, Uncertainties and Use of Estimates

The Company’s cash balances and short-term investments are maintained in accounts held by major banks and financial institutions located primarily in the United States, Europe, Canada and Asia. In the normal course of its business and consistent with industry practices, the Company grants credit to its clients without requiring collateral. Concentrations of credit risk is the risk that, if the Company extends a significant portion of its credit to clients in a specific geographic area or industry, the Company may experience disproportionately high levels of default, if those clients are adversely affected by factors particular to their geographic area or industry. Concentrations of credit risk relative to trade receivables are limited due to the Company’s diverse client base, which includes the U.S. federal government and multi-national corporations operating in a broad range of industries and geographic areas. Additionally, in order to mitigate credit risk, the Company continually evaluates the credit worthiness of its major commercial clients.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term construction contracts and self-insurance accruals. Actual results could differ significantly from those estimates and assumptions.

2.    Stock Split

On February 12, 2002, the Company’s Board of Directors approved a two-for-one stock split. The stock split was distributed on April 1, 2002 in the form of a 100% stock dividend to stockholders of record on March 1, 2002.

The stock split resulted in the issuance of 27.1 million shares of common stock. Par value of the common stock is unchanged at $1 per share and accordingly, $27.1 million was transferred from additional paid-in capital to common stock on April 1, 2002.

The effect of the stock split has been recognized retroactively. Accordingly, all references in the financial statements to price per share and stock option plan data have been restated to reflect the stock split.

3.    Earnings Per Share

The following table reconciles the denominator used to compute basic EPS to the denominator used to compute diluted EPS for each year ended September 30 (in thousands):

	2002	2001	2000
Weighted average shares outstanding (denominator used to compute Basic EPS)	54,136	53,230	52,358
Effect of employee and outside director stock options	1,260	1,266	589

Denominator used to compute Diluted EPS	55,396	54,496	52,947

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Business Combinations

On October 31, 2001, the Company completed the acquisition of McDermott Engineers & Constructors (Canada) Limited (including Delta Catalytic and Delta Hudson Engineering) (collectively, “Delta”). At that date, Delta had $67.2 million in total assets (including $63.8 million in current assets) and $56.8 million in total liabilities (substantially all of which were current liabilities). The primary purpose for acquiring Delta was to expand the Company’s business in North America in several markets, including upstream oil and gas, petroleum refining, petrochemicals, chemicals and energy. Delta has approximately 3,500 employees, providing engineering, construction, and maintenance services to clients in these industries. The total cash purchase price was $47.5 million, and was determined through negotiations with Delta’s owner, McDermott International, Inc. The purchase price was financed with a new, short-term $50.0 million credit facility. The Delta acquisition was accounted for as a purchase. Accordingly, the Company’s consolidated results of operations include those of Delta from the date of acquisition. The purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation resulted in goodwill, net of related tax benefits, of approximately $51.5 million.

On May 3, 2001, the Company completed the purchase from LawGibb Group Inc. of substantially all of its international engineering and construction management businesses (the “GIBB” businesses). GIBB is a leading international engineering consultancy firm, providing technical, professional services in the fields of transportation, civil and structural engineering, water and wastewater, environmental and geotechnical services, infrastructure, building and building services, information technology, defense, finance and commerce. GIBB has approximately 900 employees conducting operations located primarily in the United Kingdom, southern Africa, and certain other countries located primarily in Europe. The total purchase price of $34.5 million in cash was financed with a combination of internal funds and borrowings made under the Company’s $230.0 million revolving credit facility. The GIBB transaction was accounted for as a purchase. Accordingly, the Company’s consolidated results of operations include the results of GIBB’s operations since the date of acquisition. The purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation resulted in goodwill, net of related tax benefits, of approximately $31.3 million.

On February 23, 2001, the Company finalized the second phase of a two-part transaction to acquire from Stork N.V., the Netherlands (“Stork N.V.”) the balance of its engineering and contracting businesses (“Stork Phase II”). This second phase involved the remainder of Stork N.V.’s engineering and construction operations in the Netherlands and the Middle East. These offices employ approximately 500 technical, professional staff. The second phase of the transaction was accounted for as a purchase. Accordingly, the Company’s consolidated results of operations include the operating results of Stork Phase II since the date of acquisition. The purchase price for Stork Phase II has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation resulted in goodwill, net of related tax benefits, of approximately $29.9 million.

During the second quarter of fiscal 2000, the Company completed the first phase of the Stork transaction. The first phase included Stork N.V.’s operations in Belgium, Germany, Southeast Asia and certain locations in the Netherlands. These offices employ approximately 1,500 technical, professional staff. The purchase price of EUR 25.0 million (approximately $24.2 million) was financed in part by long-term borrowings of EUR 15.0 million (approximately $14.8 million) under the Company’s $230.0 million revolving credit facility. The transaction was accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

values. The purchase price allocation resulted in goodwill, net of related tax benefits, of approximately $29.0 million.

In January 1999, the Company completed its Agreement and Plan of Merger with Sverdrup Corporation (“Sverdrup”). In accordance with the merger agreement, each outstanding share of common stock of Sverdrup was converted into the right to receive (i) a proportional share of the total amount of initial merger consideration of $198.0 million paid at closing; and, (ii) a proportional amount of any additional merger consideration payable after each of the first three anniversaries of the date of the merger (“Deferred Merger Consideration”). The final amount payable as Deferred Merger Consideration of $11.1 million was paid during fiscal 2002.

5.    Investments

At September 30, 2002, the Company had available-for-sale securities of $5.4 million included in “Other Noncurrent Assets” in the accompanying consolidated balance sheet, for which a net unrealized loss of $1.8 million was recorded in stockholders’ equity during fiscal 2002. At September 30, 2001, the Company had available-for-sale securities of $10.2 million, for which a net unrealized gain of $0.2 million was recorded in stockholders’ equity during fiscal 2001.

The following table summarizes certain information regarding the Company’s available-for-sale equity securities at September 30, 2002 and 2001, and for each year ended September 30 (in thousands):

	2002	2001
Total cost (specific identification method)	$2,318	$4,297
Gross unrealized gains	$3,032	$5,883
Estimated fair value	$5,350	$10,180
Gross realized gains	$3,435	$2,847
Gross proceeds from sales	$5,414	$3,023

6.    Property, Equipment and Improvements, Net

Property, equipment and improvements, net, consisted of the following at September 30, 2002 and 2001 (in thousands):

	2002	2001
Land	$7,903	$7,106
Buildings	54,010	51,725
Equipment	239,159	231,322
Leasehold improvements	27,987	16,126
Construction in progress	2,990	16,290

	332,049	322,569
Accumulated depreciation and amortization	(182,144)	(172,590)

	$149,905	$149,979

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating expenses include provisions for depreciation and amortization of $35.1 million, $31.4 million and $33.2 million for fiscal 2002, 2001 and 2000, respectively.

7.    Borrowings

Short-term Credit Arrangements

At September 30, 2002, the Company had approximately $46.2 million available through multiple bank lines of credit, under which the Company may borrow on an overdraft or short-term basis. Interest under these lines is determined at the time of borrowing based on the banks’ prime or base rates, rates paid on certificates of deposit, the banks’ actual costs of funds or other variable rates. Most of the agreements require the payment of a fee based on the amount of the facility. The Company is also required to maintain certain minimum levels of working capital and net worth.

Other information regarding the lines of credit for each year ended September 30 follows (dollars in thousands):

	2002	2001	2000
Amount outstanding at year end	$5,962	$19,688	$18,077
Weighted average interest rate at year end	5.40%	5.19%	8.80%
Weighted average borrowings outstanding during the year	$6,699	$5,748	$7,952
Weighted average interest rate during the year	5.99%	6.90%	6.77%
Maximum amount outstanding during the year	$13,798	$19,688	$30,955

Long-term Debt and Credit Arrangements

Long-term debt consisted of the following at September 30 (in thousands):

	2002	2001
Borrowings under long-term, revolving credit agreements:
$230.0 million agreement	$57,632	$164,308
$45.0 million agreement	28,100	—

	$85,732	$164,308

In October 2001, the Company financed the Delta acquisition with a new, short-term $50.0 million credit facility (See Note 4., above). In May 2002, this short-term facility was converted into a long-term, $40.0 million facility. In September 2002, the commitment was increased to $45.0 million.

The Company’s $230.0 million and $45.0 million long-term, revolving credit agreements expire in January 2004. Borrowings under these agreements are unsecured, and bear interest at either fixed rates offered by the banks at the time of borrowing, or at variable rates based on the agent bank’s base rate, LIBOR or the latest federal funds rate. During fiscal 2002 and 2001, the weighted average interest rates on these borrowings were 3.35% and 6.02%, respectively. The agreements require the Company to maintain certain minimum levels of net worth, a minimum coverage ratio of certain fixed charges, and a minimum leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt (all as defined in the agreements). The agreements also restrict the payment of cash dividends and require the Company to pay a facility fee based on the total amount of the commitments.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest payments made during fiscal 2002, 2001 and 2000 totaled $6.2 million, $11.1 million and $11.8 million, respectively.

8.    Pension Plans

Company-only Sponsored Plans

The Company sponsors various pension plans covering employees of certain U.S. domestic and international subsidiaries. There are two pension plans in the United States, both of which were acquired by the Company in connection with the 1999 merger with Sverdrup Corporation. One of the Sverdrup pension plans covers certain employees assigned to a particular operating contract with the U.S. government; it is the intention of the parties to the contract that the cost of this plan be fully reimbursed by the U.S. government in accordance with applicable cost accounting standards. The second Sverdrup pension plan was frozen in 1999, allowing no new participants to enter.

The pension plans (U.S. and international) provide pension benefits that are based on the employee’s compensation and years of service. The Company’s funding policy is to fund the actuarially determined accrued benefits, allowing for projected compensation increases using the projected unit method.

The following table sets forth the change in the plans’ net benefit obligation for each year ended September 30 (in thousands):

	2002	2001
Net benefit obligation at the beginning of the year	$326,964	$309,590
Service cost	10,298	10,216
Interest cost	23,507	22,527
Participants’ contributions	3,162	2,903
Actuarial losses	15,931	5,083
Benefits paid	(31,818)	(22,712)
Effect of plan amendments	—	(1,050)
Effect of exchange rate changes	6,841	407

Net benefit obligation at the end of the year	$354,885	$326,964

The following table sets forth the change in the fair value of the plans’ assets for each year ended September 30 (in thousands):

	2002	2001
Fair value of plan assets at the beginning of the year	$303,503	$324,707
Actual return on plan assets	(8,254)	(9,291)
Employer contributions	11,219	11,162
Participants’ contributions	3,162	2,903
Gross benefits paid	(31,818)	(22,712)
Client note payment	(1,236)	(2,961)
Effect of exchange rate changes	5,852	(332)
Other	(451)	27

Fair value of plan assets at the end of the year	$281,977	$303,503

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles the funded status of the plans, as well as amounts recognized and not recognized in the accompanying consolidated balance sheets at September 30, 2002 and 2001 (in thousands):

	2002	2001
Funded status at the end of the year	$(72,908)	$(23,461)
Unrecognized actuarial losses	86,170	37,987
Additional minimum liability	(47,904)	—
Effect of exchange rate changes	1,502	199
Other	(307)	(10)

Net amount recognized at the end of the year	$(33,447)	$14,715

Amounts recognized in the accompanying consolidated balance sheets at September 30, 2002 and 2001 consisted of the following (in thousands):

	2002	2001
Prepaid pension asset	$15,993	$16,377
Additional minimum liability	(47,904)	—
Accrued benefit liability	(1,536)	(1,662)

Net benefit obligation at the end of the year	$(33,447)	$14,715

At September 30, 2002, all three of the Company’s pension plans are in a net, under-funded status by $72.9 million. At September 30, 2001, two of the pension plans were under-funded by a total of $23.6 million (the aggregate fair value of plan assets and net benefit obligations of these plans were approximately $197.3 million and $220.9 million, respectively).

Included in “Other Noncurrent Assets” in the accompanying consolidated balance sheets at September 30, 2002 and 2001 is approximately $9.9 million and $11.4 million, respectively, representing the accumulated excess funding of benefits over the amounts reimbursed by the U.S. government in connection with an operating contract.

The components of net periodic pension cost included in the accompanying consolidated statements of earnings for each year ended September 30 were as follows (in thousands):

	2002	2001	2000
Service cost	$10,298	$10,216	$10,530
Interest cost	23,507	22,527	22,902
Expected return on plan assets	(27,997)	(28,233)	(28,978)
Other	22	—	9

Net pension cost, before settlement charge	5,830	4,510	4,463
Settlement charge	4,560	—	—

Total, net periodic pension cost	$10,390	$4,510	$4,463

Included in other comprehensive income for fiscal 2002 is an after-tax charge of $31.2 million relating to an additional minimum liability for the pension plans. In general, Statement of Financial Accounting Standards No. 87—Employers’ Accounting for Pensions requires companies to record a liability in the amount by which a pension plan’s accumulated benefit obligation exceeds the fair value of its assets. This non-cash charge to stockholders’ equity will be reviewed next year in connection with the annual actuarial valuation of the pension plans and is subject to adjustment at that time.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The significant actuarial assumptions used in determining the funded status of the plans for each year ended September 30 were as follows:

	2002	2001	2000
Weighted average discount rates	6.3% to 7.5%	6.5% to 7.8%	6.1% to 7.8%
Rates of compensation increases	3.5% to 4.3%	4.0% to 4.5%	4.0% to 4.5%
Expected rates of return on plan assets	8.0% to 9.5%	8.0% to 9.5%	7.3% to 9.5%

In connection with the acquisition of the Stork group of companies (see Note 4, above), the Company is obligated to form a pension plan and an early-retirement plan (“VUT”) for substantially all of its employees located in the Netherlands. These plans will replace existing programs sponsored by Stork N.V. When the replacement plans are formed, the Company will negotiate with both Stork N.V. and the trustees of the existing multi-employer plans to set a value of the assets to be transferred into the replacement plans. Although the Company has not finalized the design of the replacement pension and VUT plans and thus has not commenced negotiations of the value of the assets to be transferred into the replacement plans, the Company expects that the value of the assets to be transferred will be less than the value of the assumed benefit obligations. Included in “Other Deferred Liabilities” in the accompanying consolidated balance sheet at September 30, 2002 is approximately $35.0 million relating to the replacement pension and VUT plans.

Multiemployer Plans

In the United States, the Company contributes to various trusteed pension plans covering hourly construction employees under industry-wide agreements. In selected operations in the Netherlands and the U.K., the Company contributes to multi-employer plans covering both hourly and certain salaried employees. Contributions are based on the hours worked by employees covered under these agreements and are charged to direct costs of contracts on a current basis. Information from the plans’ administrators is not available to permit the Company to determine its share of unfunded benefits, if any. Company contributions to these plans totaled $12.1 million, $7.9 million and $5.7 million for each of the three years ended September 30, 2002, 2001 and 2000, respectively.

9.    Savings and Deferred Compensation Plans

Savings Plans

The Company maintains savings plans for substantially all of its domestic, nonunion employees, which allow participants to make contributions by salary deduction pursuant to section 401(k) of the Internal Revenue Code. The Company’s contributions to these plans totaled $21.8 million, $20.8 million and $19.6 million, for fiscal 2002, 2001 and 2000, respectively. Company contributions are voluntary for most of the savings plans, and represent a partial matching of employee contributions.

Deferred Compensation Plans

The Company’s Executive Security Plan (“ESP”) and Executive Deferral Plans (“EDP”) are nonqualified deferred compensation programs that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Benefit payments under both plans are funded by a combination of contributions from participants and the Company, and most of the participants are covered by life insurance policies with the Company designated as the beneficiary. Amounts charged to expense relating to these programs for each of the three years ended September 30, 2002, 2001 and 2000 were $2.8 million, $2.6 million and $5.7 million, respectively.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Stock Purchase and Stock Option Plans

Broad-based, Employee Stock Purchase Plans

The Company sponsors two broad-based, employee stock purchase plans: the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (the “1989 ESPP”) and the Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan (the “GESPP”). Both plans provide for the granting of options to participating employees to purchase shares of the Company’s common stock. The purchase price for the stock varies by plan. Under the 1989 ESPP, the purchase price is generally the lower of (i) 90% of the common stock’s closing market price on the first day of the option period, or (ii) 90% of the common stock’s closing market price on the last day of the option period. Under the GESPP, the purchase price varies by sub-plan (there being one sub-plan for each foreign country where a participating subsidiary is domiciled), but may not be less than the lower of (i) 90% of the common stock’s closing market price on the first day of the option period, or (ii) 90% of the common stock’s closing market price on the last day of the option period. Under both the 1989 ESPP and GESPP, option periods are six months in duration, running from September 1 to February 28 or 29, and from March 1 to August 31.

A summary of shares issued under the 1989 ESPP and the GESPP during each year ended September 30 follows:

	2002	2001	2000
Aggregate Purchase Price Paid for Shares Sold:
Under the 1989 ESPP	$17,571,800	$13,538,734	$12,685,179
Under the GESPP	592,531	—	—

Total	$18,164,331	$13,538,734	$12,685,179

Aggregate Number of Shares Sold:
Under the 1989 ESPP	628,669	654,404	998,064
Under the GESPP	20,173	—	—

Total	648,842	654,404	998,064

Both the 1989 ESPP and the GESPP have been approved by the Company’s stockholders. At September 30, 2002, there were 2,734,617 shares reserved for issuance under the 1989 ESPP, and there were 579,827 shares reserved for issuance under the GESPP.

Stock Option Plans

In February 2000, the Company’s stockholders approved the 1999 Stock Incentive Plan and the 1999 Outside Director Stock Plan (the “1999 Plans”). The 1999 Plans replaced the Company’s 1981 Executive Incentive Plan (the “1981 Plan”), which would have expired on March 1, 2001. Effective February 14, 2000, the Company’s Board of Directors resolved that no further incentive awards would be made under the 1981 Plan.

The 1999 Stock Incentive Plan authorizes the issuance of incentive stock options, nonqualified stock options and restricted stock to employees to acquire up to an aggregate of 4,000,000 shares of the Company’s common stock. The total number of shares of restricted stock that can be awarded under the 1999 Stock Incentive Plan is limited to 10% (or 400,000 shares) of the total number of shares authorized, and any forfeited shares of restricted stock awarded is available again for issuance as restricted stock.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 1999 Outside Director Stock Plan reserves 400,000 shares of the Company’s common stock for grants of nonqualified stock options and awards of stock and restricted stock to nonemployee directors.

At September 30, 2002, there were 4,074,851 shares of common stock reserved for issuance under the 1999 Plans (3,693,851 shares of common stock reserved for issuance under the 1999 Stock Incentive Plan, and 381,000 shares of common stock reserved for issuance under the 1999 Outside Director Stock Plan).

The following is a summary of the stock option activity under the 1981 Plan and the 1999 Plans (collectively, the “Stock Option Plans”) for each year ended September 30:

	Number of Options	Weighted Average Exercise Price
Outstanding at September 30, 1999	5,000,462	$13.67
Granted	1,120,500	$16.51
Exercised	(802,562)	$12.18
Cancelled or expired	(231,200)	$14.44

Outstanding at September 30, 2000	5,087,200	$14.50
Granted	1,344,000	$29.84
Exercised	(1,216,336)	$12.17
Cancelled or expired	(213,750)	$16.04

Outstanding at September 30, 2001	5,001,114	$19.10
Granted	842,000	$36.50
Exercised	(846,503)	$14.49
Cancelled or expired	(56,900)	$16.84

Outstanding at September 30, 2002	4,939,711	$22.88

Options outstanding at September 30, 2002 consisted entirely of nonqualified stock options. Included in the number of options outstanding at September 30, 2002 are options to purchase 1,943,110 shares of common stock granted under the defunct 1981 Plan.

Certain other information regarding the Company’s stock options follows:

	2002	2001	2000
At September 30:
Range of exercise prices for options outstanding	$9.79–$39.19	$9.56–$32.88	$8.66–$19.66
Number of options exercisable	2,049,661	1,749,238	2,001,600
Number of options available for future grants	1,078,250	1,931,750	3,331,500
For the fiscal year ended September 30:
Range of prices relating to options exercised	$9.57–$32.88	$8.66–$18.68	$8.29–$15.46
Estimated weighted average fair values of options granted	$17.18	$15.21	$7.68

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents information regarding options outstanding, and options exercisable at September 30, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (years)	Weighted Average Price	Number	Weighted Average Exercise Price
$9.79–$11.35	199,510	4.2	$10.48	187,110	$10.46
$11.85–$15.52	959,900	5.3	$13.71	724,700	$13.51
$15.78–$19.13	1,725,241	7.0	$17.19	842,791	$17.12
$19.66–$23.30	126,560	8.3	$22.60	28,310	$22.39
$25.44–$27.21	24,000	9.1	$26.81	3,000	$26.73
$27.52–$31.27	319,000	8.7	$28.06	52,750	$27.73
$31.40–$34.78	1,003,500	8.9	$32.74	211,000	$32.88
$38.16–$39.19	582,000	9.6	$39.18	—	$—

	4,939,711	7.4	$22.88	2,049,661	$17.22

The Stock Option Plans allow participants to satisfy the exercise price by tendering shares of the Company’s common stock that have been owned by the participants for at least six months. Shares so tendered are retired and canceled by the Company and are shown as repurchases of common stock in the accompanying consolidated statements of stockholders’ equity.

During the years ended September 30, 2002, 2001 and 2000, the Company issued 27,000, 96,000 and 10,000 shares, respectively, of restricted stock under the Stock Option Plans. The restrictions generally relate to the recipient’s ability to sell or otherwise transfer the stock. There are also restrictions that subject the stock to forfeiture back to the Company until earned by the recipient through continued employment or service.

Pro Forma Disclosures

As discussed in Note 1, the Company accounts for stock issued to employees and outside directors in accordance with APB 25. Statement of Financial Accounting Standards No. 123—Accounting for Stock-Based Compensation (“SFAS 123”) prescribes an optional, fair-value based method of accounting for stock issued to employees and others. Had the Company determined compensation cost under SFAS 123, the Company’s net earnings and earnings per share for each year ended September 30 would have been reduced to the pro forma amounts as follows (in thousands, except per share data):

	2002	2001	2000
Net earnings:
As reported	$109,690	$87,760	$50,981
Pro forma	$97,475	$75,876	$42,355
Earnings per share:
Basic:
As reported	$2.03	$1.65	$0.97
Pro forma	$1.80	$1.43	$0.81
Diluted:
As reported	$1.98	$1.61	$0.96
Pro forma	$1.76	$1.39	$0.80

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000
Dividend yield	0%	0%	0%
Expected volatility	37.46%	39.72%	27.62%
Risk-free interest rates	4.67%	4.29%	6.70%
Expected life of options (in years)	6.26	6.63	6.85

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Like all option-pricing models, the Black-Scholes model requires the use of highly subjective assumptions including the expected volatility of the underlying stock price. Since the Company’s stock options possess characteristics significantly different from those of traded options, changes in the subjective input assumptions can materially affect the fair value estimates of the Company’s options. The Company believes that existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

The effects of applying SFAS 123 for these pro forma disclosures are not likely to be representative of the effects on reported earnings for future years as options vest over several years and additional awards are generally made each year.

11.    Income Taxes

The following is a summary of the Company’s consolidated income tax expense for each year ended September 30 (in thousands):

	2002	2001	2000
Current taxes:
Federal	$33,669	$31,882	$14,980
State	7,810	6,570	4,707
Foreign	10,089	5,519	4,810

Total current tax expense	51,568	43,971	24,497

Deferred taxes:
Federal	7,452	6,707	6,948
State	44	(232)	(1,104)

Total deferred tax expense	7,496	6,475	5,844

Consolidated income tax expense	$59,064	$50,446	$30,341

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The components of the Company’s net deferred tax asset at September 30, 2002 and 2001 were as follows (in thousands):

	2002	2001
Deferred tax assets:
Liabilities relating to employee benefit plans	$45,810	$41,420
Contract revenues and costs	20,304	26,483
Defined benefit pension plans	16,677	—
Liabilities relating to self-insurance programs	16,161	16,798
Settlement of pension obligations	7,330	7,649
Foreign deferred taxes	6,274	—
Accrual for office consolidations	—	682

Gross deferred tax assets	112,556	93,032

Deferred tax liabilities:
Depreciation and amortization	(11,292)	(5,680)
Unremitted foreign earnings	(4,366)	(5,521)
State income and franchise taxes	(1,986)	(2,251)
Unrealized gains on available-for-sale securities	(1,130)	(2,198)
Foreign deferred taxes	—	(1,545)
Other, net	(36)	(1,221)

Gross deferred tax liabilities	(18,810)	(18,416)

Net deferred tax assets	$93,746	$74,616

Included in the change in “Income taxes payable” in the accompanying consolidated statements of cash flows for fiscal 2002, 2001 and 2000 are income tax benefits of $6.1 million, $7.3 million and $1.4 million, respectively, realized by the Company upon the exercises of nonqualified stock options.

The reconciliation from the statutory federal income tax expense to the consolidated effective income tax expense for each year ended September 30 follows (dollars in thousands):

	2002	2001	2000
Statutory amount	$59,064	$48,372	$28,463
State taxes, net of the federal benefit	5,105	4,119	2,341
Other, net	(5,105)	(2,045)	(463)

	$59,064	$50,446	$30,341

Rates used to compute statutory amount	35.0%	35.0%	35.0%

Consolidated effective income tax rates	35.0%	36.5%	37.3%

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During fiscal 2002, 2001 and 2000, the Company paid approximately $41.1 million, $29.6 million and $19.5 million, respectively, in income taxes.

Consolidated earnings before taxes consisted of the following for each year ended September 30 (in thousands):

	2002	2001	2000
United States earnings	$130,927	$103,419	$64,125
Foreign earnings	37,827	34,787	17,197

	$168,754	$138,206	$81,322

United States income taxes, net of applicable credits, have been provided on the undistributed earnings of foreign subsidiaries, except in those instances where the earnings are expected to be permanently reinvested. At September 30, 2002, $7.8 million of such undistributed earnings was expected to be permanently reinvested. Should these earnings be repatriated, approximately $2.1 million of income taxes would be payable.

12.    Commitments and Contingencies

The Company leases certain of its facilities and equipment under operating leases with net aggregate future lease payments of approximately $268.4 million at September 30, 2002 payable as follows (in thousands):

Year ending September 30,
2003	$56,975
2004	50,583
2005	43,261
2006	36,998
2007	31,121
Thereafter	89,769

308,707
Amounts representing sublease income	(40,275)

$268,432

Rent expense for fiscal years 2002, 2001 and 2000 amounted to $65.2 million, $57.5 million and $54.8 million, respectively, and was offset by sublease income of approximately $3.4 million, $3.9 million and $3.6 million, respectively.

Included in the lease payout table above are the amounts due under the Company's lease agreement for its offices in Houston, Texas. This agreement constitutes a “synthetic lease” whereby an unrelated entity owns the real property that is the subject of the lease. Under accounting principles generally accepted in the United States, the Houston lease is properly accounted for as an operating lease relating to real property with a depreciated value to the owner of approximately $45.4 million at September 30, 2002 (and associated debt of approximately $49.0 million). The lease agreement gives the Company the option to purchase the property at the end of the lease term in 2011 for $49.0 million. Under the terms of the lease agreement, the Company may request an extension to the lease term, or it may assist the owner in selling the property to a third party. The proceeds from any third-party sale would be used to reduce the Company's end-of-term return payment obligation of $35.3 million.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Letters of credit outstanding at September 30, 2002 totaled $69.1 million.

The Company maintains insurance coverage for various aspects of its business and operations. The Company has elected, however, to retain a portion of losses that occur through the use of various deductibles, limits and retentions under its insurance programs. This situation may subject the Company to some future liability for which it is only partially insured, or completely uninsured. The Company intends to mitigate any such future liability by continuing to exercise prudent business judgment in negotiating the terms and conditions of its contracts.

In the normal course of business, the Company is subject to certain contractual guarantees and litigation. Generally, such guarantees relate to project schedules and plant performance. Most of the litigation involves the Company as a defendant in workers’ compensation, personal injury and other similar lawsuits. In addition, as a contractor for many agencies of the United States Government, the Company is subject to many levels of audits, investigations and claims by, or on behalf of, the Government with respect to its contract performance, pricing, costs, cost allocations and procurement practices. Management believes, after consultation with counsel, that such guarantees, litigation, and United States Government contract-related audits, investigations and claims should not have any material adverse effect on the Company’s consolidated financial statements.

Included in “Other Expense” in the accompanying consolidated statement of earnings for fiscal 2000 is a $38.0 million charge relating to a negotiated settlement of a lawsuit between the Company and the U.S. federal government, which was originally filed against the Company by a former employee under the False Claims Act. The subject of the lawsuit was the accounting treatment of the occupancy costs associated with the Company’s former headquarters building, which the Company sold and leased back in 1982, and then permanently vacated in 1997. The charge, which has no continuing impact on the Company’s operating results, consisted of the settlement amount of $35.0 million (which was paid in March 2000) and $3.0 million of related costs and expenses.

13.    Common and Preferred Stock

The Company is authorized to issue two classes of capital stock: common stock and preferred stock (each has a par value of $1.00 per share). The preferred stock may be issued in one or more series. The number of shares to be included in a series, as well as each series’ designation, relative powers, dividend and other preferences, rights and qualifications, redemption provisions and restrictions are to be fixed by the Company’s Board of Directors at the time each series is issued. Except as may be provided by the Board of Directors in a preferred stock designation, or otherwise provided for by statute, the holders of the Company’s common stock have the exclusive right to vote for the election of Directors and all other matters requiring stockholder action. The holders of the Company’s common stock are entitled to dividends if and when declared by the Board of Directors from whatever assets are legally available for that purpose.

Pursuant to the Company’s Amended and Restated Rights Agreement dated December 20, 2000, each outstanding share of common stock has attached to it one stock purchase right (a “Right”). Each Right entitles the common stockholder to purchase, in certain circumstances generally relating to a change in control of the Company, one one-hundredth of a share of the Company’s Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) at the exercise price of $87.50 per share, subject to adjustment. Alternatively, the Right holder may purchase common stock of the Company having a market value equal to two times the exercise price,

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

or may purchase shares of common stock of the acquiring corporation having a market value equal to two times the exercise price.

The Series A Preferred Stock confers to its holders rights as to dividends, voting and liquidation which are in preference to common stockholders. The Rights are nonvoting, are not presently exercisable and currently trade in tandem with the common shares. In accordance with the Rights Plan, the Company may redeem the Rights at $0.01 per Right. The Rights will expire on December 20, 2010, unless earlier exchanged or redeemed.

14.    Other Financial Information

Other noncurrent assets consisted of the following at September 30, 2002 and 2001 (in thousands):

	2002	2001
Cash surrender value of life insurance policies	$44,083	$42,800
Deferred tax asset	43,195	18,054
Investments	27,691	31,801
Prepaid pension costs	15,993	16,377
Notes receivable	10,483	9,764
Reimbursable pension costs	9,928	11,388
Miscellaneous	6,850	13,054

	$158,223	$143,238

Accrued liabilities consisted of the following at September 30, 2002 and 2001 (in thousands):

	2002	2001
Accrued payroll and related liabilities	$181,016	$150,978
Insurance liabilities	42,761	41,439
Project related accruals	40,460	28,922
Other	58,381	74,424

	$322,618	$295,763

Other deferred liabilities consisted of the following at September 30, 2002 and 2001 (in thousands):

	2002	2001
Liabilities relating to defined benefit pension and early retirement plans	$88,689	$41,120
Liabilities relating to nonqualified deferred compensation arrangements	36,346	37,089
Deferred income taxes	16,058	8,090
Other	11,247	8,875

	$152,340	$95,174

15.    Comprehensive Income

The Company has disclosed the components of comprehensive income in the accompanying consolidated statements of comprehensive income and consolidated statements of changes in stockholders’ equity.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accumulated balances related to each component of other comprehensive income (loss), net of related income tax, for each year ended September 30 follows (in thousands):

	Unrealized Gains on Securities	Foreign Currency Translation Adjustments	Minimum Pension Liability Adjustment	Total Accumulated Other Comprehensive Loss
Balances at September 30, 1999	$2,152	$(5,747)	$—	$(3,595)
Changes during the year	1,316	(8,236)	—	(6,920)

Balances at September 30, 2000	3,468	(13,983)	—	(10,515)
Changes during the year	219	(324)	—	(105)

Balances at September 30, 2001	3,687	(14,307)	—	(10,620)
Changes during the year	(1,783)	1,048	(31,227)	(31,962)

Balances at September 30, 2002	$1,904	$(13,259)	$(31,227)	$(42,582)

16.    Segment Information

As discussed above, the Company’s principal business is to provide a broad range of technical, professional, and construction services. The Company provides its services primarily from offices located throughout the United States and Europe. With the acquisition of the Delta companies in fiscal 2002, the Company expanded its North American operations to include Canada. The Company also has offices located in selected regions of Asia, Mexico and Australia.

All of the Company’s operations share similar economic characteristics. For example, all of the Company’s operations are highly influenced by the general availability of qualified engineers and other technical, professional staff. They also provide similar services, as well as share similar processes for delivering the Company’s services. In addition, the use of technology is highly similar and consistent throughout the Company’s organization, as is the Company’s client base (with the exception of the Company’s operations outside the United States which perform very little work for the U.S. federal government), and the Company’s quality assurance and safety programs. Accordingly, based on these similarities, the Company has concluded that its operations may be aggregated into one reportable segment for purposes of this disclosure.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents certain information by geographic area for fiscal 2002, 2001 and 2000 (in thousands):

	2002	2001	2000
Revenues (for the fiscal years ended September 30):
United States	$3,040,373	$3,075,969	$2,858,197
Europe	892,050	825,456	532,887
Canada	564,144	—	—
Asia	34,965	44,345	22,448
Other	24,129	11,223	5,410

Total	$4,555,661	$3,956,993	$3,418,942

Long-Lived Assets (at September 30):
United States	$114,319	$116,196	$120,396
Europe	21,917	22,332	17,486
Canada	2,069	—	—
Asia	11,242	11,322	12,609
Other	358	129	—

Total	$149,905	$149,979	$150,491

Revenues were earned from unaffiliated clients located primarily within the respective geographic areas. Long-lived assets consist of property and equipment, net of accumulated depreciation and amortization. “Other” consists primarily of the Company’s operations in Australia and the Middle East.

For each of the three years ended September 30, 2002, 2001 and 2000, projects with or for the benefit of agencies of the U.S. federal government accounted for 21.5%, 19.0% and 20.0%, respectively, of total revenues.

JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    Quarterly Data—Unaudited

Summarized quarterly financial information for each year ended September 30 is presented below (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2002
Revenues	$1,028,186	$1,146,611	$1,169,122	$1,211,742	$4,555,661
Operating profit	41,002	42,360	43,548	45,460	172,370
Earnings before taxes	39,801	41,353	42,955	44,645	168,754
Net earnings	25,870	26,880	27,920	29,020	109,690
Earnings per share:
Basic	0.48	0.50	0.51	0.53	2.03
Diluted	0.47	0.49	0.50	0.52	1.98
Stock price:
High	37.85	36.50	42.90	36.70	42.90
Low	29.65	29.06	33.40	28.20	28.20

2001
Revenues	$929,182	$1,009,869	$1,041,417	$976,525	$3,956,993
Operating profit	33,187	35,127	36,770	38,768	143,852
Earnings before taxes	31,654	33,953	35,464	37,135	138,206
Net earnings	20,100	21,560	22,520	23,580	87,760
Earnings per share:
Basic	0.38	0.41	0.42	0.44	1.65
Diluted	0.37	0.40	0.41	0.43	1.61
Stock price:
High	24.59	29.50	37.84	35.29	37.84
Low	18.98	21.12	28.20	25.35	18.98

2000
Revenues	$809,088	$881,799	$857,828	$870,227	$3,418,942
Operating profit	30,028	30,208	31,709	32,668	124,613
(Loss) earnings before taxes	(9,232)	28,962	30,560	31,032	81,322
Net (loss) earnings	(5,769)	18,100	19,100	19,550	50,981
(Loss) earnings per share:
Basic	(0.11)	0.35	0.36	0.37	0.97
Diluted	(0.11)	0.34	0.36	0.37	0.96
Stock price:
High	17.88	16.56	18.41	20.19	20.19
Low	14.62	13.09	14.69	16.44	13.09

The Company’s common stock is listed on the New York Stock Exchange. At September 30, 2002, there were 986 stockholders of record.

Report of Ernst & Young LLP
Independent Auditors

The Board of Directors and Stockholders
Jacobs Engineering Group Inc.

We have audited the accompanying consolidated balance sheets of Jacobs Engineering Group Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jacobs Engineering Group Inc. and subsidiaries at September 30, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP

Los Angeles, California
October 30, 2002

If any of the following boxes are checked, the shares covered by this proxy will be voted in accordance therewith. If no box is checked under any of the following, the shares will be voted for the persons nominated as directors by the Board of Directors and for the approval of items 2 and 3. On other matters presented, the shares will be voted in accordance with the proxies’ best judgment.
Please mark your votes as in this example.	☒

	FOR	WITHHOLD FOR ALL		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. To elect 01 Noel G. Watson, 02 Joseph R. Bronson, 03 Thomas M.T. Niles and 04 David M. Petrone as directors.	☐	☐	2. To approve an amendment to the 1999 Stock Incentive Plan.	☐	☐	☐	3. To approve Ernst & Young LLP as auditors.	☐	☐	☐

(To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

Receipt of the Jacob Engineering Group Inc. Proxy Statement dated  January 6, 2003, including all exhibits thereto, is hereby acknowledged.  Please vote my (our) shares as indicated above.

Please sign and date below and return promptly in the enclosed postage-paid envelope.

X                                                                                                    X                                                                                                    Date:                                                                   2003

NOTE:	Attorney, executors, trustees, etc. should show such capacity when signing and unless the certificate(s) is (are) registered in their names, should submit a Proxy from the record owner.
Evidence of their authority should accompany the Proxy. Joint owner should each sign individually.

●  FOLD AND DETACH HERE  ●

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF SHAREHOLDERS – Tuesday February 11, 2003

JACOBS ENGINEERING GROUP INC.

THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and John W. Prosser, Jr. the undersigned’s true and lawful proxies (with full power of substitution) to vote in the undersigned’s name, place and steed all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 11, 2003, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Please specify choices, date, sign and return the proxy in the enclosed envelope. No postage is required if returned in the enclosed envelope and mailed in the United States.

(Continued, and to be marked, dated and signed, on the reverse side)

●  FOLD AND DETACH HERE  ●